Exhibit 10.2

[EXECUTION COPY]

Published CUSIP Number: 248693AC7
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of September 30, 2010
among
DENNY’S, INC.,
DENNY’S REALTY, LLC,
as the Borrowers,
DENNY’S CORPORATION,
DENNY’S HOLDINGS, INC.,
DFO, LLC,
as Guarantors,
BANK OF AMERICA, N.A.,
as Administrative Agent and
L/C Issuer
and
The Other Lenders Party Hereto

and
WELLS FARGO BANK, N.A.,
as Syndication Agent

BANC OF AMERICA SECURITIES LLC and WELLS FARGO SECURITIES, LLC, as Joint Lead Arrangers and Joint Bookrunners

ARTICLE I.	DEFINITIONS AND ACCOUNTING TERMS	2

1.01.	Defined Terms	2

1.02.	Other Interpretive Provisions	37

1.03.	Accounting Terms	37

1.04.	Rounding	38

1.05.	Times of Day	38

1.06.	Letter of Credit Amounts	38

1.07.	Currency Equivalents Generally	38

ARTICLE II.	THE COMMITMENTS AND CREDIT EXTENSIONS	39

2.01.	The Loans	39

2.02.	Borrowings, Conversions and Continuations of Loans	39

2.03.	Letters of Credit	41

2.04.	[Intentionally Omitted]	49

2.05.	Prepayments	49

2.06.	Termination or Reduction of Commitments	53

2.07.	Repayment of Loans	54

2.08.	Interest	54

2.09.	Fees	55

2.10.	Computation of Interest and Fees	55

2.11.	Evidence of Debt	55

2.12.	Payments Generally; Administrative Agent’s Clawback	56

2.13.	Sharing of Payments by Lenders	58

2.14.	[Intentionally Omitted]	59

2.15.	Increase in Revolving Credit Facility	59

2.16.	Increase in Term Facility. (a) Request for Increase	60

2.17.	Cash Collateral	62

2.18.	Defaulting Lenders	63

ARTICLE III.TAXES, YIELD PROTECTION AND ILLEGALITY	65

3.01.	Taxes	65

3.02.	Illegality	68

i

3.03.	Inability to Determine Rates	69

3.04.	Increased Costs; Reserves on Eurodollar Rate Loans	69

3.05.	Compensation for Losses	71

3.06.	Mitigation Obligations; Replacement of Lenders	71

3.07.	Survival	72

ARTICLE IV.CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	72

4.01.	Conditions of Initial Credit Extension	72

4.02.	Conditions to all Credit Extensions	75

ARTICLE V.REPRESENTATIONS AND WARRANTIES	76

5.01.	Existence, Qualification and Power	76

5.02.	Authorization; No Contravention	76

5.03.	Governmental Authorization; Other Consents	77

5.04.	Binding Effect	77

5.05.	Financial Statements; No Material Adverse Effect	77

5.06.	Litigation	78

5.07.	No Default	78

5.08.	Ownership of Property; Liens; Investments	78

5.09.	Environmental Compliance	79

5.10.	Insurance	80

5.11.	Taxes	80

5.12.	ERISA Compliance	80

5.13.	Subsidiaries; Equity Interests; Loan Parties	81

5.14.	Margin Regulations; Investment Company Act	82

5.15.	Disclosure	82

5.16.	Compliance with Laws	82

5.17.	Intellectual Property; Licenses, Etc	82

5.18.	Solvency	83

5.19.	Casualty, Etc	83

5.20.	Labor Matters	83

5.21.	Collateral Documents	83

5.22.	Foreign Assets Control Regulations, Etc	83

ARTICLE VI.AFFIRMATIVE COVENANTS	84

6.01.	Financial Statements	84

6.02.	Certificates; Other Information	85

6.03.	Notices	87

6.04.	Payment of Obligations	88

6.05.	Preservation of Existence, Etc	88

6.06.	Maintenance of Properties	88

6.07.	Maintenance of Insurance	88

6.08.	Compliance with Laws	88

6.09.	Books and Records	89

6.10.	Inspection Rights	89

6.11.	Use of Proceeds	89

6.12.	Covenant to Guarantee Obligations and Give Security	89

6.13.	Compliance with Environmental Laws	92

6.14.	Preparation of Environmental Reports	93

6.15.	Further Assurances	93

6.16.	Compliance with Terms of Leaseholds	93

6.17.	Material Contracts	94

6.18.	Cash Management Arrangements	94

6.19.	Tender Offer	94

6.20.	Interest Rate Hedging	94

6.21.	Holdings	94

ARTICLE VII.NEGATIVE COVENANTS	95

7.01.	Liens	95

7.02.	Indebtedness	95

7.03.	Investments	97

7.04.	Mergers, Consolidations, Sales of Assets and Acquisitions	99

7.05.	[Intentionally Omitted]	100

7.06.	Dividends and Distributions, Restrictions on Ability of Subsidiaries to Pay Dividends	100

7.07.	Nature of Business	102

7.08.	Transactions with Affiliates	102

7.09.	OFAC, Etc	102

7.10.	Use of Proceeds	102

7.11.	Financial Covenants	102

7.12.	Capital Expenditures	104

7.13.	Amendments of Organization Documents	105

7.14.	Accounting Changes	105

7.15.	Other Indebtedness and Agreements	105

7.16.	Sale and Lease-Back Transactions	106

7.17.	Operating Leases	106

7.18.	Hedging Agreements	106

7.19.	Designated Subsidiaries	106

ARTICLE VIII.EVENTS OF DEFAULT AND REMEDIES	106

8.01.	Events of Default	106

8.02.	Remedies upon Event of Default	109

8.03.	Application of Funds	109

ARTICLE IX.ADMINISTRATIVE AGENT	110

9.01.	Appointment and Authority	110

9.02.	Rights as a Lender	111

9.03.	Exculpatory Provisions	111

9.04.	Reliance by Administrative Agent	112

9.05.	Delegation of Duties	112

9.06.	Resignation of Administrative Agent	113

9.07.	Non-Reliance on Administrative Agent and Other Lenders	114

9.08.	No Other Duties, Etc	114

9.09.	Administrative Agent May File Proofs of Claim	114

9.10.	Collateral and Guaranty Matters	115

9.11.	Secured Cash Management Agreements and Secured Hedge Agreements	116

ARTICLE X.[INTENTIONALLY OMITTED]	116

ARTICLE XI.MISCELLANEOUS	116

11.01.	Amendments, Etc	116

11.02.	Notices; Effectiveness; Electronic Communications	118

11.03.	No Waiver; Cumulative Remedies; Enforcement	120

11.04.	Expenses; Indemnity; Damage Waiver	121

11.05.	Payments Set Aside	123

11.06.	Successors and Assigns	123

11.07.	Treatment of Certain Information; Confidentiality	127

11.08.	Right of Setoff	128

11.09.	Interest Rate Limitation	129

11.10.	Counterparts; Integration; Effectiveness	129

11.11.	Survival of Representations and Warranties	129

11.12.	Severability	130

11.13.	Replacement of Lenders	130

11.14.	Governing Law; Jurisdiction; Etc	130

11.15.	Waiver of Jury Trial	131

11.16.	No Advisory or Fiduciary Responsibility	132

11.17.	Electronic Execution of Assignments and Certain Other Documents	132

11.18.	USA PATRIOT Act	133

11.19.	Joint and Several	133

11.20.	Release of Collateral	134

11.21.	Waivers of Continuing Lenders	135

11.22.	Amendment and Restatement	135

v

EXHIBITS

Form of
A                      Committed Loan Notice
B                      Term Note
C                      Revolving Credit Note
D                      Compliance Certificate
E                      Assignment and Assumption
F                      Mortgage

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of September 30, 2010, among DENNY’S, INC., a California corporation (“Denny’s”), DENNY’S REALTY, LLC, a Delaware limited liability company (“Denny’s Realty” and, together with Denny’s, collectively, the “Borrowers” and each, individually, a “Borrower”), DENNY’S CORPORATION, a Delaware corporation (“Parent”), DENNY’S HOLDINGS, INC., a New York corporation (“Denny’s Holdings”), DFO, LLC, a Delaware limited liability company (“DFO”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer.

PRELIMINARY STATEMENTS:

WHEREAS, the Borrowers, the Guarantors, the lenders from time to time party thereto (hereinafter, collectively, the “Existing Lenders”) and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement, dated as of December 15, 2006 (as amended prior to the date hereof, the “Existing Credit Agreement”), pursuant to which the Existing Lenders have provided a term loan facility, a letter of credit facility and a revolving credit facility to the Borrowers;

WHEREAS, the Borrowers and the Guarantors desire to (x) prepay all “Term Loans” under and as defined in the Existing Credit Agreement (the “Existing Term Loans”) other than the Continuing Term Loans (as defined below), (y) permanently reduce to zero ($0) the “Total Credit–Linked Deposits” under and as defined in the Existing Credit Agreement (the “Existing Total Credit–Linked Deposits”) and (z) refinance certain of their other senior Indebtedness;

WHEREAS, the Borrowers and the Guarantors have requested (a) the undersigned Existing Lenders (such Existing Lenders being hereinafter referred to as the “Continuing Lenders”) and the Administrative Agent amend and restate, in its entirety, the Existing Credit Agreement to, among other things, make available new term loans, a revolving credit facility and a letter of credit sub-facility for purposes of repaying the Existing Term Loans (other than the Continuing Term Loans), reducing to zero ($0) the Existing Total Credit–Linked Deposits, refinancing other senior Indebtedness and for their ongoing working capital needs, (b) the Continuing Lenders waive any prepayment of their Existing Term Loans (such Existing Term Loans of the Continuing Lenders being hereinafter referred to as “Continuing Term Loans”) and (c) each Continuing Lender with a “Revolving Commitment” under and as defined in the Existing Credit Agreement (each, a “Existing Revolving Commitment”), if any, agree that such commitment shall continue hereunder as a Revolving Credit Commitment (as hereinafter defined) in the amount specified in this Agreement;

WHEREAS, (a) each of the Continuing Lenders, which Continuing Lenders (upon the prepayment of the Existing Term Loans (other than the Continuing Term Loans) as contemplated herein) shall constitute all of the “Lenders” under and as defined in the Existing Credit Agreement, and the Administrative Agent are willing to amend and restate, in its entirety, the Existing Credit Agreement on the terms and conditions set forth in this Agreement, (b) each of the Continuing Lenders have agreed to waive any prepayment of the Continuing Term Loans, (c)

each Continuing Lender has agreed that such Continuing Lender’s Existing Revolving Commitment, if any, shall continue under this Agreement as a Revolving Credit Commitment in the amount specified in this Agreement and (d) each Lender (other than each Continuing Lender) has agreed to become party to this Agreement on the terms and conditions set forth herein;

WHEREAS, contemporaneously with the effectiveness of this Agreement, the Borrowers are (x) prepaying all Existing Term Loans other than the Continuing Term Loans and (y) permanently reducing to zero ($0) the Existing Total Credit–Linked Deposits and all Existing Total Credit–Linked Deposits are being returned to the Existing Lenders entitled thereto; and

WHEREAS, all Continuing Term Loans and all letters of credit issued under the Existing Credit Agreement shall continue, subject to the terms and conditions set forth in this Agreement, as Term Loans and Letters of Credit, respectively, hereunder.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01. Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“10% Senior Notes” shall mean Denny’s Holdings’ 10% Senior Notes due 2012.

“10% Senior Notes Documents” shall mean the 10% Senior Notes, the 10% Senior Notes Indenture and all material agreements, documents and instruments related thereto, in each case as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“10% Senior Notes Indenture” shall mean the Indenture dated as of October 5, 2004, between Denny’s Holdings, Parent and U.S. Bank National Association, as trustee, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Account Control Agreements” each deposit account control agreement, securities account control agreement and each other account control agreement entered into pursuant to the terms of this Agreement or any other Loan Document, in each case, in form and substance reasonably satisfactory to Administrative Agent.

“Administrative Agent” means Bank of America in its capacity as administrative agent and collateral agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 of the Disclosure Schedules, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Credit Exposures” means, at any time, in respect of (a) the Term Facility, the aggregate amount of the Term Loans outstanding at such time and (b) in respect of the Revolving Credit Facility, the sum of (i) the unused portion of the Revolving Credit Facility at such time and (ii) the Total Revolving Credit Outstandings at such time.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Closing Date, the sum of such Term Lender’s (x) Closing Date Term Commitment at such time plus (y) Continuing Term Loans and (ii) thereafter, the principal amount of such Term Lender’s Term Loans at such time, and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.18.  If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 of the Disclosure Schedules or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means a per annum rate equal to (a) with respect to Base Rate Loans, 3.75%, (b) with respect to Eurodollar Rate Loans and Letters of Credit, 4.75%; and (c) with respect to the commitment fee payable pursuant to Section 2.09(a), 0.625%.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to any of the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time, and (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, Banc of America Securities LLC and Wells Fargo Securities, LLC in their capacities as joint lead arrangers and joint bookrunners.

“Asset Sale” shall mean any sale, lease, transfer, license, assignment or other disposition (by merger or otherwise) of any assets (including trademarks and other intangibles), business units, individual business assets or other property of any Loan Party or any Subsidiary of any Loan Party (or the granting of any option or other right to do any of the foregoing), including the sale, transfer or disposition of any real property, to any person other than a Loan Party; provided, however, that none of the following shall be deemed to be an Asset Sale: (a) the sale of inventory in the ordinary course of business, (b) leases or subleases of real property in the ordinary course of business not interfering in any material respect with the business of the Loan Parties taken as a whole or (c) the sale of damaged, worn-out or obsolete assets made pursuant to Section 7.04(b).  The term Asset Sale shall include any Refranchising Asset Sale.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of Parent and its Subsidiaries for the fiscal year ended December 30, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(ii).

“Availability Period” means in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest based on the Base Rate.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capex Carryover Amount” means, for any fiscal year of the Parent, an amount up to 50% of the excess of (a) the amount of Consolidated Capital Expenditures permitted to be made in such fiscal year pursuant to Section 7.12(a) over (b) the Consolidated Capital Expenditures made by Parent and its Subsidiaries pursuant to Section 7.12(a) during such fiscal year.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any Capitalized Lease.  For the avoidance of doubt, a Capital Lease Obligation will be deemed to be secured by the real and/or personal property that is the subject of such lease.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or L/C Issuer (as applicable) and the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer. “Cash

Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Losses” means, for any fiscal year of the Parent, the amount by which (if any) (a) the sum (without duplication) of (i) the Consolidated Net Income of the Parent and its Subsidiaries for such fiscal year, adjusted to exclude any gains or losses attributable to Reduction Events, (ii) depreciation and amortization expense, (iii) non-cash charges (including, without limitation, stock compensation expenses, deferred compensation adjustments, impairment charges, restructuring and exit costs and other non-operating expenses (income)), (iv) non-cash interest expense, and (v) the amount, if any, by which Net Working Capital decreased during such fiscal year is less than (b) the sum (for such fiscal year, without duplication) of (i) any non-cash gains included in determining Consolidated Net Income for such fiscal, (ii) the amount, if any, by which Net Working Capital increased during such fiscal year, (iii) Consolidated Capital Expenditures for such fiscal year (except to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed by incurring Long-Term Indebtedness or equity contributions) and (iv) the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by the Parent and its Subsidiaries during such fiscal year, excluding (x) Indebtedness in respect of the Loans and Letters of Credit and (y) repayments or prepayments of Long-Term Indebtedness financed by incurring other Long-Term Indebtedness.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors (including nominations made pursuant to Rule 14(a)-11 of the Securities Exchange Act of 1934) by or on behalf of the board of directors); or

(c)           the passage of thirty days from the date upon which any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, control over the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such securities; or

(e)           Parent shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in the Borrowers.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Closing Date Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrowers pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 of the Disclosure Schedules under the caption “Closing Date Term Commitment”.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and shall also include the Mortgaged Properties and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Guarantee and Collateral Agreement, the IP Security Agreement, the Mortgages, the Account Control Agreements, each of the mortgages, collateral assignments, Guarantee and Collateral Agreement Supplements, IP Security Agreement supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Capital Expenditures” means, with respect to any period, without duplication, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability) by Parent and its Subsidiaries during such period that, in conformity with GAAP, would be included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Parent and its Subsidiaries for such period, including (a) Capital Lease Obligations and (b) expenditures for equipment that is purchased simultaneously with the trade-in of existing equipment owned by Parent or any Subsidiary of Parent to the extent of the gross amount of the purchase price less the book value of the equipment being traded in at such time, but excluding (i) interest capitalized during construction and (ii) expenditures made in connection with the replacement or restoration of assets, to the extent reimbursed or financed from insurance proceeds paid on account of the loss of or the damage to the assets being replaced or restored, or from awards of compensation arising from the taking by condemnation or eminent domain of such assets being replaced, and net of cash amounts received by Parent and its Subsidiaries from other persons during that period in reimbursement of Consolidated Capital Expenditures made by Parent and its Subsidiaries.

“Consolidated Cash Interest Expense” shall mean, for any Measurement Period, Consolidated Interest Expense minus the sum, without duplication, of (a) interest not paid in cash (including amortization of (x) discount and deferred debt expenses and (y) fees with respect to interest rate Swap Contracts) in connection with the incurrence of Indebtedness to the extent included in interest expense in accordance with GAAP (including such fees and expenses in connection with the Transactions) and (b) interest expense related to discounted liabilities that is treated as interest in accordance with GAAP.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of Parent and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income:  (i) Consolidated Interest Expense, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) other non-cash charges (including, without limitation, stock compensation expenses, deferred compensation adjustments, impairment charges, restructuring and exit costs and other non-operating expenses (income)), (v) the cumulative effect of any change in accounting principles, (vi) any net loss attributable to an Asset Sale, (vii) any non-recurring expenses related to, arising out of or incurred in connection with the Transactions (in each case of or by Parent and its Subsidiaries for such Measurement Period), (viii) one-time cash charges for legal and other advisory fees and expenses incurred in connection with a proxy vote during the twelve (12) month period immediately prior to the Closing Date in an aggregate amount not to exceed $2,500,000, (ix) cash charges incurred in connection with severance payments made to the Person whose employment with the Parent, as Chief Executive Officer of Parent, ended prior to the date hereof, in an aggregate amount not to exceed $3,200,000 and (x) lease buy-out payments in an amount not to exceed $1,000,000 in any Measurement Period and minus (b) the following to the extent included in calculating such Consolidated Net Income:  (i) the amount of cash expended in such Measurement Period in respect of any amount that, under clause (a)(iv) above, was taken into account in determining Consolidated EBITDA for such or any prior Measurement Period, (ii) any net gain attributable to an Asset Sale, (iii) Federal, state, local and foreign income tax credits and (iv) other non-cash items (including, without limitation, stock compensation benefits, deferred compensation adjustments, restructuring and exit cost reversals and other non-operating income) increasing Consolidated Net Income (in each case of or by Parent and its Subsidiaries for such Measurement Period); provided, however, that after the occurrence of any acquisition of any person by Parent or any Subsidiary of Parent, Consolidated EBITDA for each Measurement Period that includes the date of occurrence of such acquisition will, solely for purposes of determining compliance with Section 7.11, be determined on a pro forma basis, based on the actual historical results of operations of such Person, as if such acquisition had occurred on the first day of such Measurement Period.

“Consolidated EBITDAR”  means, at any date of determination, the sum of (a) Consolidated EBITDA plus (b) Consolidated Lease Expense to the extent deducted in determining Consolidated Net Income for the Measurement Period most recently ended.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) the sum of (i) Consolidated EBITDA, plus (ii) Consolidated Lease Expense to (b) the sum of (i) Consolidated Cash Interest Expense, plus (ii) Consolidated Lease Expense, in each case, of or by Parent and its Subsidiaries for the most recently completed Measurement Period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for Parent and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Parent or any Subsidiary of the Parent, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Parent or a Subsidiary of a Parent is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Parent or such Subsidiary; provided, however, that (i) obligations of Parent and its Subsidiaries in respect of (A) Swap Contracts entered into for purposes of hedging against fluctuations in foreign currency and (B) Swap Contracts entered into for purposes of hedging against fluctuations in interest rates and (ii) contingent reimbursement obligations in respect of Letters of Credit shall be excluded for purposes of determining Consolidated Funded Indebtedness.

“Consolidated Interest Expense” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, net of cash interest income, in each case to the extent treated as interest in accordance with GAAP, (b) the portion of rent expense under Capital Lease Obligations that is treated as interest in accordance with GAAP and (c) interest expense related to discounted liabilities that is treated as interest in accordance with GAAP, in each case, of or by Parent and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Lease Expense” shall mean, for any Measurement Period, an amount equal to (a) all payment obligations during such period under any Operating Lease minus (b) net rental income in respect of subleases of real property to franchisees, determined in accordance with GAAP, in each case, of or by Parent and its Subsidiaries on a consolidated basis for such Measurement Period.

“Consolidated Lease Adjusted Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated Funded Indebtedness as of such date plus (ii) the product of Consolidated Lease Expense for the Measurement Period most recently ended multiplied by eight (8) to (b) Consolidated EBITDAR.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of Parent and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary (other than a Loan Party) during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income to a Loan Party is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that Parent’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that Parent’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to Parent or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to a Loan Party as described in clause (b) of this proviso).

“Consolidated Total Assets” means, as of any date of determination, the total amount of all assets of Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP

“Continuing Lenders” has the meaning set forth in the recitals to this Agreement.

“Continuing Term Loans” has the meaning set forth in the recitals to this Agreement.  The Continuing Term Loans of each Continuing Lender is set forth opposite such Continuing Lender’s name on Schedule 2.01 of the Disclosure Schedules under the caption “Continuing Term Loans”.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder,  including in respect of its Loans or participations in respect of Letters of Credit, within three Business Days of the date required to be funded by it hereunder, unless such obligation is the subject of a good faith dispute, (b) has notified a Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Denny’s” has the meaning specified in the introductory paragraph hereto.

“Denny’s Holdings” has the meaning specified in the introductory paragraph hereto.

“Denny’s Realty” has the meaning specified in the introductory paragraph hereto.

“Designated Subsidiary” means each of Advantica Systems, Inc., Flagstar Holdings, Inc., La Mirada Enterprises No. 1, LLC; provided, however, that each such Person shall, automatically and without any further action or consent of the Administrative Agent or any Lender, cease to be a “Designated Subsidiary” upon becoming a Guarantor hereunder.

“DFO” has the meaning specified in the introductory paragraph hereto.

“Disclosure Schedules” means a document in form and substance reasonably satisfactory to the Administrative Agent, dated as of the Closing Date, setting forth disclosure schedules of the Loan Parties and their Subsidiaries in respect of matters referenced in this Agreement.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“ECF Distribution Amount” means, for any fiscal year of the Parent, the sum of (a) (i) to the extent there shall be Excess Cash Flow for the immediately preceding fiscal year, the lesser of (x) Excess Cash Flow for the immediately preceding fiscal year that is not required to be applied to prepay Loans pursuant to Section 2.05(b)(ii) (calculated without giving effect to any prepayments of Term Loans made pursuant to Section 2.05(a) during such fiscal year) and (y) 75% of the Excess Cash Flow for the immediately preceding fiscal year or (ii) to the extent there shall be Cash Losses for the immediately preceding fiscal year, the aggregate amount of such Cash Losses plus (b) the ECF Distribution Carryover Amount for the immediately preceding fiscal year.  The ECF Distribution Amount for any fiscal year shall be determined as of the date on which annual financial statements are delivered pursuant to Section 6.01(a) with respect to the immediately preceding fiscal year for which Excess Cash Flow is being calculated (and in any event no later than 90 days after the end of such immediately preceding fiscal year).

“ECF Distribution Carryover Amount” means, for any fiscal year of Parent (commencing with fiscal year 2011), an amount equal to (a) the ECF Distribution Amount for such fiscal year (determined in accordance with the definition thereof) minus (b) the aggregate amount of dividends, distributions, repurchases of Parent’s common stock and other Restricted Payments made pursuant to Section 7.06(a)(iv) during such fiscal year.

“ECF Percentage” shall mean at any time that the Consolidated Leverage Ratio with respect to the fiscal year of Parent for which Excess Cash Flow is being calculated under Section 2.05(b)(iii) is (a) less than 2.25 to 1.00 (as indicated on the Compliance Certificate received by the Administrative Agent pursuant to Section 5.02(b) for such fiscal year), 0.00%, (b) less than or equal to 2.75 to 1.00 but greater than 2.25 to 1.00 (as indicated on the Compliance Certificate received by the Administrative Agent pursuant to Section 5.02(b) for such fiscal year), 25% and (c) greater than 2.75 to 1.00 (as indicated on the Compliance Certificate received by the Administrative Agent pursuant to Section 5.02(b) for such fiscal year), 50%; provided, however, that in the event any of Parent, any Borrower or the Administrative Agent determines, in good faith, that the calculation of the Consolidated Leverage Ratio on which the ECF Percentage for any particular period was determined is inaccurate and, as a consequence thereof, the ECF Percentage was lower than it would have been, based on an accurate calculation, then (i) Parent and the Borrowers shall promptly (but in any event within ten (10) Business Days) deliver (after Parent or either Borrower discovers such inaccuracy or the Borrowers are notified by the Administrative Agent of such inaccuracy, as the case may be) to the Administrative Agent a corrected calculation of the Consolidated Total Debt Ratio, (ii) the Administrative Agent shall confirm with the Borrowers the ECF Percentage for such fiscal year that would have been applicable for such fiscal year had the ECF Percentage been calculated based on the correct Consolidated Total Debt Ratio and (iii) the Borrowers shall promptly pay to the Administrative Agent the difference, if any, between that amount that should have been paid by the Borrowers under Section 2.05(b)(iii) and the amount actually paid in respect of such fiscal year.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Employee Deferred Compensation Account” means the account or accounts established by Denny’s for the Rabbi Trust in Support of Denny’s Inc. Deferred Compensation Plan by agreement dated June 21, 2002 between Denny’s and Reliance Trust Company as trustee, as the same may be amended from time to time.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Parent or the Borrowers within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of Parent or any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Parent or any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Parent or any Borrower or any ERISA Affiliate.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the greater of (i) 1.75% and (ii) (x) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (y) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the greater of (i) 1.75% and (ii) (x) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (y) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means a Revolving Credit Loan, or a Term Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any fiscal year of the Parent, the excess (if any) of (a) the sum (without duplication) of (i) the Consolidated Net Income of the Parent and its Subsidiaries for such fiscal year, adjusted to exclude any gains or losses attributable to Reduction Events, (ii) depreciation and amortization expense, (iii) non-cash charges (including, without limitation, stock compensation expenses, deferred compensation adjustments, impairment charges, restructuring and exit costs and other non-operating expenses (income)), (iv) non-cash interest expense and (v) the amount, if any, by which Net Working Capital decreased during such fiscal year over (b) the sum (for such fiscal year, without duplication) of (i) any non-cash gains included in determining Consolidated Net Income for such fiscal, (ii) the amount, if any, by which Net Working Capital increased during such fiscal year, (iii) Consolidated Capital Expenditures for such fiscal year (except to the extent attributable to the incurrence of Capital

Lease Obligations or otherwise financed by incurring Long-Term Indebtedness or equity contributions) and (iv) the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by the Parent and its Subsidiaries during such fiscal year, excluding (x) Indebtedness in respect of the Loans and Letters of Credit and (y) repayments or prepayments of Long-Term Indebtedness financed by incurring other Long-Term Indebtedness.

“Excluded Issuance” by any Person means an issuance of shares of capital stock of (or other ownership or profit interests in) such Person upon the exercise of warrants, options or other rights for the purchase of such capital stock (or other ownership or profit interest).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (iii).

“Existing Agent” has the meaning set forth in the recitals to this Agreement.

“Existing Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Existing Lenders” has the meaning set forth in the recitals to this Agreement.

“Existing Letters of Credit” means each letter of credit identified on Schedule 1.01(e) of the Disclosure Schedules.

“Existing Revolving Commitment” has the meaning set forth in the recitals to this Agreement.

“Existing Term Loans” has the meaning set forth in the recitals to this Agreement.

“Existing Total Credit–Linked Deposits” has the meaning set forth in the recitals to this Agreement.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of insurance included in clause (b) of the definition of the term “Reduction Event” and proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), indemnity payments and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include cash receipts received from proceeds of insurance, indemnity payments or purchase price adjustments to the extent that such proceeds, payments or adjustments are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Facility” means the Term Facility or the Revolving Credit Facility, as the context may require.

“Fair Market Value” shall mean, with respect to any asset, the value of the consideration obtainable in a sale of such asset in the open market at a specific date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, which value shall, for any asset with a Fair Market Value in excess of $5,000,000, be either (a) the value of such asset as determined in good faith by the Board of Directors of Parent or (b) if such asset shall have been the subject of an appraisal done reasonably contemporaneously by any independent third-party appraiser engaged by Administrative Agent, any Lender or Loan Party and the basic assumptions underlying such appraisal are reasonable, the value of such asset as stated in such appraisal.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means, collectively, (a) the letter agreement, dated September 3, 2010, among the Borrowers, the Administrative Agent and the Arrangers and (b) the letter agreement, dated September 3, 2010, among the Borrowers, the Administrative Agent and Banc of America Securities LLC.

“Flying J Franchisee Loans” means loans and other extensions of credit to franchisees of the Loan Parties in connection with such franchisees’ ownership and operation of “Denny’s” branded restaurants at “Flying J” locations.

“Flying J Guaranties” means, with respect to any Loan Party, each Guarantee of Flying J Franchisee Loans made by such Loan Party in connection with a franchisee’s ownership and operation of “Denny’s” branded restaurants at “Flying J” locations and, in each case, consistent with guaranty programs of the Loan Parties existing as of the Closing Date.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrowers are resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer).  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” has the meaning specified in Section 5.12(d).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Revolving Credit Lender that is a Defaulting Lender, with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.  Anything herein to the contrary notwithstanding, the term “Guarantee” shall not include contingent obligations of a Loan Party under Flying J Guaranties in an amount at any time not to exceed the lesser of (x) $3,000,000 and (y) 10% of the aggregate amount of Flying J Franchisee Loans then outstanding (it being understood that upon the occurrence of any event, the effect of which event is to cause, or to permit the beneficiary or beneficiaries of any Flying J. Guaranty (or a trustee or agent on behalf of such beneficiary or beneficiaries) to cause, with the giving of notice if required, such guarantee or other credit support under any Flying J. Guaranty to become payable, then such Flying J. Guaranty shall be included in the term “Guarantee” hereunder).

“Guarantors” means, collectively, Parent, the Subsidiaries of Parent listed on Schedule 6.12 of the Disclosure Schedules and each other Subsidiary of Parent that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.  As of the Closing Date, the Guarantors are Parent, Denny’s Holdings and DFO.

“Guarantee and Collateral Agreement” means, collectively, (a) that certain Second Amended and Restated Guarantee and Collateral Agreement, executed and delivered on the Closing Date, between the Loan Parties and the Administrative Agent, and (b) any other guarantee and collateral agreement that may be entered into after the Closing Date with respect to a Subsidiary of a Loan Party formed or acquired after the Closing Date, in each case, in form and substance reasonably satisfactory to the Administrative Agent and as amended and in effect from time to time.

“Guarantee and Collateral Agreement Supplement” means each supplement to the Guarantee and Collateral Agreement executed and delivered to the Administrative Agent by any Loan Party or any other Subsidiary of a Loan Party pursuant to Section 6.12, in form and substance reasonably satisfactory to the Administrative Agent.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract permitted under Article VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“Increasing Revolving Credit Lender” has the meaning specified in Section 2.15(c).

“Increasing Term Lender” has the meaning specified in Section 2.16(c).

“Incremental Term Commitment” shall mean any Increasing Term Lender’s commitment to make any Incremental Term Loans pursuant to Section 2.16.

“Incremental Term Loan” shall mean, with respect to each Increasing Term Lender, any incremental term loan made by such Increasing Term Lender pursuant to Section 2.16 in accordance with its Incremental Term Commitment.

“Incurrence Ratio” means, as of any date of determination, the maximum Consolidated Leverage Ratio permitted under Section 7.11(a) for such date, less 0.25.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business);

(b)           the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than property, including inventory, and services purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)           all Attributable Indebtedness in respect of Capitalized Leases (including Capital Lease Obligations) and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, provided, however, that the term “Indebtedness” shall not include any declared and unpaid dividend permitted pursuant to Section 7.06; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Information Memorandum” means the information memorandum dated September 2010 used by the Arrangers in connection with the syndication of the Commitments.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrowers in its Committed Loan Notice; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Parent’s or any of its Subsidiaries’ internal controls over financial reporting, in each case as described in the Securities Laws.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IP Security Agreement” means each intellectual property security agreement pursuant to which any Loan Party grants to the Administrative Agent, for the benefit of the Secured Parties, a Lien on such Loan Party’s IP Rights in any trademarks, service marks, trade names, copyrights, patents and patent rights as security for the Obligations, in each case, in form an substance reasonably satisfactory to the Administrative Agent.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and any Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $30,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to any Borrower under Article II in the form of a Term Loan or a Revolving Credit Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Disclosure Schedules, (c) the Post-Closing Agreement, (d) the Notes, (e) the Collateral Documents, (f) the Perfection Certificate, (g) the Fee Letter, (h) each Issuer Document, and (i) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.17 of this Agreement.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“Long-Term Indebtedness” shall mean any Indebtedness of Parent and its Subsidiaries that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” shall mean (a) a materially adverse effect on or change in the business, assets, operations, properties, condition (financial or otherwise), liabilities (including potential environmental and employee health and safety liabilities and other contingent liabilities), prospects or material agreements of Parent and its Subsidiaries, taken as a whole, (b) material impairment of the ability of any Borrower or any other Loan Party to perform any of its obligations under any Loan Document to which it is or will be a party or (c) material impairment of the rights of or benefits available to the Lenders under any Loan Document.

“Material Contract” means, with respect to any Loan Party or any Subsidiary of a Loan Party, the 10% Senior Note Documents and each other contract to which such Person is a party involving aggregate consideration payable to or by such Person of $4,000,000 or more in any year or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, September 30, 2015 and (b) with respect to the Term Facility, September 30, 2016; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of Parent.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” has the meaning specified in Section 4.01(a)(iv).

“Mortgaged Property” shall mean, initially, each parcel of real property and the improvements thereto owned by a Loan Party, which properties are set forth on Schedule 5.08(c) of the Disclosure Schedules, and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 6.12, Section 6.15 or Section 6.20.

“Mortgage Policy” has the meaning specified in Section 4.01(a)(iv)(B).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Parent, any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including Parent, any Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” shall mean, with respect to any event, the aggregate amount of cash received from time to time by or on behalf of any Loan Party or any Subsidiary of any Loan Party in connection with such transaction after deducting therefrom only (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder’s fees and other similar fees and commissions paid by such Loan Party or such Subsidiary to third parties (other than Affiliates of such Loan Party or such Subsidiary) in connection therewith, (b) the amount of taxes and other governmental fees and charges, if any, payable by such Loan Party or such Subsidiary in connection with or as a result of such transaction, (c) the amount of any Indebtedness secured by a Lien on the asset that is the subject of an Asset Sale or other disposition (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding) that, by the terms of such transaction, is required to be repaid by such Loan Party or such Subsidiary upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, properly attributable to such transaction or to the asset that is the subject of such Asset Sale or other disposition and are actually paid by such Loan Party or such Subsidiary to a Person that is not an Affiliate of such Loan Party or such Subsidiary and (d) in the case of Asset Sales only, an amount of such proceeds equal to the amount of liabilities associated with such asset (including accrued tax liabilities) incurred or retained by such Loan Party or such Subsidiary as part of such transaction to the extent, and for the period, such liabilities are reserved against in accordance with GAAP or actually paid by such Loan Party or such Subsidiary to a Person that is not an Affiliate of such Loan Party or such Subsidiary, provided that such proceeds shall be deemed received by such Loan Party or such Subsidiary as and when such reserves are no longer maintained and such liabilities are not actually so paid by such Loan Party or such Subsidiary.

“Net Working Capital” shall mean at any date, (a) the consolidated current assets of the Parent and its Subsidiaries as of such date (excluding cash and Permitted Investments) minus (b) the consolidated current liabilities of the Parent and its Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness).  Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Operating Leases” shall mean, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capitalized Lease, other than any such lease under which such person is the lessor.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Term Loans and Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans and Revolving Credit Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Parent” has the meaning specified in the introductory paragraph hereto.

“Participant” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by Parent, any Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Perfection Certificate” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Permitted Investments” shall mean:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof), in each case maturing within one year from the date of acquisition thereof;

(b)           without limiting the provisions of clause (d) below, Investments in commercial paper maturing within 180 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least “A-1” or the equivalent thereof from S&P or of at least “P-1” or the equivalent thereof from Moody’s or Investments in other corporate debt securities maturing within one year from the date of the acquisition thereof and having, at such date of acquisition, a rating of at least “A” or the equivalent thereof from S&P or of at least “A2” or the equivalent thereof from Moody’s;

(c)           Investments in certificates of deposit, bankers’ acceptances and time deposits (including Eurodollar time deposits) maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with (i) any domestic office of the Administrative Agent or the bank with whom the Loan Parties and their Subsidiaries maintain their cash management system, provided, that if such bank is not a Lender hereunder, such bank shall have entered into an agreement with the Administrative Agent pursuant to which such bank shall have waived all rights of setoff and confirmed that such bank does not have, nor shall it claim, a security interest therein or (ii) any domestic office of any other commercial bank of recognized standing organized under the Laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000 and is the principal banking subsidiary of a bank holding company having a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or at least “A2” or the equivalent thereof from Moody’s;

(d)           Investments in commercial paper maturing within 180 days from the date of acquisition thereof and issued by (i) the holding company of the Administrative Agent or (ii) the holding company of any other commercial bank of recognized standing organized under the laws of the United States of America or any State thereof that has (A) a combined capital and surplus in excess of $250,000,000 and (B) commercial paper rated at least “A-1” or the equivalent thereof from S&P or of at least “P-1” or the equivalent thereof from Moody’s ;

(e)           Investments in repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any office of a bank or trust company meeting the qualifications specified in clause (c) above;

(f)           taxable or tax-exempt securities which at the time of purchase have been rated and the ratings for which are not less than Aa2 if rated by Moody’s, and not less than AA if rated by S&P;

(g)           Investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (e) above; and

(h)           solely with respect to accruals to, and proceeds of, the Employee Deferred Compensation Account, (i) Investments set forth in clauses (a) through (g) above and (ii) Investments in any mutual fund, combination of mutual funds, or other investment options allowed under the Company’s Non-Qualified Deferred Compensation Plan as allocated by the contributing employee.

“Permitted Liens” shall mean (a) Liens imposed by law (other than any Lien imposed under ERISA) for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP; (b) statutory and other Liens of landlords, Liens of tenants arising from occupancy rights and statutory Liens of carriers, warehousemen, mechanics, materialmen and other Liens (other than any Lien imposed under ERISA) imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP; (c) Liens (other than any Lien imposed under ERISA) incurred or deposits made in the ordinary course of business (including surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts; (d) easements (including reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of any Loan Party, as the case may be, and which do not materially detract from the value of the property to which they attach or materially impair the use thereof by any Loan Party, as the case may be (any such items described in this clause (d), “Permitted Real Estate Liens”); (e) [reserved]; (f) Liens in connection with attachments or judgments (including judgment or appeal bonds) that do not constitute an Event of Default under Section 8.01(h), provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of such stay; (g) leases or subleases granted to others in the ordinary course of business not interfering in any material respect with the business of any Loan Party; (h) any interest or title of a lessor under, and Liens arising from UCC financing statements relating to, leases permitted by this Agreement; (i) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions; and (j) extensions, renewals or replacements of any Lien referred to in paragraphs (a) through (i) above in connection with an extension, renewal, refinancing or replacement of the obligations which they secure or otherwise, provided that the principal amount of the obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered thereby.

“Permitted Real Estate Liens” shall have the meaning assigned to such term in clause (d) of the definition of “Permitted Liens”.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Borrower or any ERISA Affiliate or any such Plan to which any Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt Securities” has the meaning specified in Section 3.01 of the Guarantee and Collateral Agreement.

“Pledged Stock” has the meaning specified in Section 3.01 of the Guarantee and Collateral Agreement.

“Post-Closing Agreement” means that certain Post-Closing Agreement dated as of Closing Date, among the Borrowers and the Administrative Agent with respect to certain documents and actions to be delivered or taken after the Closing Date, as amended, restated, supplemented or otherwise modified from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Reduction Event” shall mean:

(a)           any Asset Sale;

(b)           any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party or any Subsidiary of a Loan Party, in each case under this clause (b) the Net Cash Proceeds of which exceed $3,000,000;

(c)           receipt by any Loan Party or any Subsidiary of a Loan Party of any Extraordinary Receipts, in each case under this clause (c) the Net Cash Proceeds of which exceed $5,000,000;

(d)           the issuance by any Loan Party or any Subsidiary of a Loan Party of any Equity Interests, or the receipt by any Loan Party or any Subsidiary of a Loan Party of any capital contribution, other than (i) any such issuance of Equity Interests to, or receipt of any such capital contribution from, any Loan Party or any Subsidiary of a Loan Party and (ii) any Excluded Issuance by Parent; or

(e)           the incurrence by any Loan Party or any Subsidiary of any Loan Party of any Indebtedness, other than Indebtedness permitted pursuant to Section 7.02.

“Refranchising Asset Sale” shall mean the sale, pursuant to an arm’s length transaction for Fair Market Value, of a Restaurant Business and related assets by any Loan Party where, contemporaneously with such sale, DFO enters into a franchise agreement with the transferee of such Restaurant Business.

“Register” has the meaning specified in Section 11.06(c).

“Reinvestment Assets” shall mean any assets to be employed in the business of any Loan Party as conducted on the Closing Date.

“Reinvestment Period” means, with respect to the receipt of any Net Cash Proceeds in connection with a Reduction Event, the period commencing on the date such Net Cash Proceeds are received by Parent or any Subsidiary of Parent and ending on the date that is 360 days thereafter, provided, however, that in the event that Parent or the applicable Subsidiary of Parent shall have entered into a binding commitment to acquire Reinvestment Assets within such initial 360-day period (as certified by the Borrowers in writing to the Administrative Agent), the Reinvestment Period shall be extended by an additional 180 days.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Repricing Transaction” means the refinancing or repricing by the Borrowers of any of the Term Loans under this Agreement (x) with the proceeds of any Indebtedness under a secured credit facility (including, without limitation, any new or additional term loans under this Agreement) other than in connection with a merger or acquisition (by means of a tender offer, stock purchase or otherwise) of more than 50% of the total voting power of Parent or any Borrower by any Person or an acquisition of all or substantially all of the assets of Parent or any Borrower by any Person or (y) in connection with any amendment to this Agreement, in either case, (i) having or resulting in an effective interest rate or weighted average yield (to be calculated by the Administrative Agent, after giving effect to margins, upfront or similar fees or original issue discount shared with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof) as of the date of such refinancing or repricing that is, or could be by the express terms of such Indebtedness (and not by virtue of any fluctuation in Eurodollar Rate or Base Rate), less than the Applicable Rate for, or weighted average yield of (to be calculated by the Administrative Agent, on the same basis as above) such Term Loans as of the date of such refinancing or repricing and (ii) in the case of a refinancing of the applicable

Term Loans, the proceeds of which are used to repay, in whole or in part, principal of such outstanding Term Loans (it being understood that such refinancing shall only be a Repricing Transaction to the extent of the proceeds of a secured credit facility used to repay the Term Loans and not to the extent of proceeds from other sources).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, collectively (a) the Required Revolving Lenders and (b) the Required Term Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, as of any date of determination, Term Lenders holding more than 50% of the Term Facility on such date; provided that the portion of the Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Responsible Officer” means the chief executive officer, president, senior vice president, vice president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restaurant Businesses” shall have the meaning assigned to such term in Section 7.04(e).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any capital stock or other Equity Interest of such Person or any of its Subsidiaries or of any other Person of which such Person is a Subsidiary, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers pursuant to Section 2.01(b), and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 of the Disclosure Schedules under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.  As of the Closing Date, the Revolving Credit Facility is $50,000,000.

“Revolving Credit Increase Effective Date” has the meaning specified in Section 2.15(d).

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note made by the Borrowers in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit C.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.  The determination of Solvency with respect to the Loan Parties shall take into account all rights and obligations of indemnity, contribution and reimbursement of the Loan Parties and limitations, if any, on the obligations under the Guarantee and Collateral Agreement.

“Stockholder Dividend Amount” means an amount equal to $0.05 times the sum of (a) the aggregate issued and outstanding shares of common stock of Parent on September 24, 2010 (99,627,084), plus (b) each additional share of common stock of Parent that is issued after such date, solely to the extent such common stock of Parent is issued in a transaction that directly benefits the Borrowers and the other Loan Parties and the Net Cash Proceeds of any such issuance shall be subject to the provisions of Section 2.05(b)(i)(C), in each of clause (a) and (b), without giving effect to any stock splits, reverse stock splits or similar transactions occurring after such date.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Parent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” means Wells Fargo Bank, N.A. in its capacity as syndication agent.

“Syndication Termination Date” means the earlier to occur of (i) ten (10) Business Days after the Closing Date or (ii) completion of primary syndication as determined by the Administrative Agent.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” means a tender offer by Denny’s Holdings to purchase for cash the $175,000,000 outstanding principal amount of Denny’s Holdings’ 10% Senior Notes, in accordance with the Tender Offer Documents.

“Tender Offer Conditions” means, in connection with the Tender Offer, the following:

(a)           The valid tender and consent (which shall not have been subsequently revoked), in accordance with the terms and conditions of Tender Offer Documents, by holders of the 10% Senior Notes representing at least a majority in aggregate principal amount of the 10% Senior Notes;

(b)           U.S. Bank National Association, as trustee, under the 10% Senior Notes Indenture shall have duly executed a supplemental indenture (which supplemental indenture shall be effective substantially contemporaneously with the effectiveness of this Agreement) in form and substance satisfactory to the Administrative Agent, pursuant to which, among other things, any default that may be deemed to have occurred under the 10% Senior Notes Indenture as a result of the consummation of the transactions contemplated under the Loan Documents shall be waived and the 10% Senior Notes Indenture shall be amended to eliminate all of the restrictive covenants and certain affirmative covenants contained therein, all as more fully set forth in the Tender Offer Documents;

(c)           The Tender Offer Documents, as in effect on September 9, 2010, shall not have been amended, supplemented or otherwise modified and no condition or term contained therein shall have been waived, except in a manner approved by the Administrative Agent; and

(d)           The absence of any action taken or threatened, or any action pending, by or before any Governmental Authority, or any Law applicable to the transactions contemplated under the Tender Offer, that (i) in the reasonable judgment of the Administrative Agent or the Required Lenders, would directly or indirectly prohibit or prevent, or materially restrict or delay, consummation of the Tender Offer, or (b) in the reasonable judgment of the Administrative Agent or the Required Lenders, could result in a Material Adverse Effect.

“Tender Offer Documents” means (a) the Offer to Purchase and Consent Solicitation Statement, dated as of September 9, 2010, from Denny’s Holdings to the holders of the 10% Senior Notes and (b) all agreements and documents required to be entered into or delivered pursuant to or in connection with such Offer to Purchase and Consent Solicitation Statement or in connection with the Tender Offer.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a) or Section 2.16, as the case may be.

“Term Commitment” shall mean, with respect to each Term Lender, collectively its (a) Closing Date Term Commitment and (b) Incremental Term Commitment, if any.

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the sum of the (x) Continuing Term Loans plus (y) the aggregate amount of the Closing Date Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.  As of the Closing Date, the Term Facility is $250,000,000.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender (including any Continuing Lender) that (x) has a Term Commitment at such time or (y) holds any Continuing Term Loans and (b) at any time after the Closing Date, any Lender (including any Continuing Lender) that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under the Term Facility (including (x) all Continuing Term Loans made by the Continuing Lenders and (y) any Incremental Term Loans made pursuant to Section 2.16).

“Term Loan Increase Effective Date” has the meaning specified in Section 2.16(d).

“Term Loan Amortization Amount” means an amount equal to the product of (a) the sum of (x) the Total Loan Facility on the Closing Date plus (y) the aggregate amount of all Incremental Term Loans made pursuant to Section 2.16 (solely to the extent such Incremental Term Loans are made on the same amortization terms as the Term Loan Facility as in effect on the Closing Date) times (b) 0.25%.

“Term Note” means a promissory note made by the Borrowers in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit B.

“Threshold Amount” means $10,000,000.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans and L/C Obligations.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party, (b) the refinancing of certain outstanding Indebtedness of the Loan Parties and their Subsidiaries and the termination of all commitments with respect thereto, (c) the consummation of the Tender Offer by Denny’s Holdings and/or Parent and the redemption of any 10% Senior Notes not purchased pursuant to the Tender Offer, and (d) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States of America and that is not a CFC.

1.02. Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules (and in the case of this Agreement, the Disclosure Schedules) to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03. Accounting Terms.  (a) Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrowers and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  If at any time any change in GAAP, as reflect in an annual report on Form 10-K or in a quarterly report on Form 10-Q following an audit or review, as the case may be, of the financial statements of the Parent and its Subsidiaries by their accountants, would cause a re-characterization of operating leases of the Parent and its Subsidiaries as Capitalized Leases, the Borrowers shall have the right, exercised by providing written notice to the Administrative Agent, to elect to ignore such re-characterization for the purposes of the calculation of any financial ratios and the definition of Indebtedness under this Agreement.

(c) Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of Parent and its Subsidiaries or to the determination of any amount for Parent and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Parent is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04. Rounding.  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05. Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06. Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time (after giving effect to any previous permanent reduction in the original stated amount thereof); provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07. Currency Equivalents Generally.  Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with

Dollars.  For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01. The Loans.  (a) The Term Borrowing.  Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrowers on the Closing Date in an amount not to exceed such Term Lender’s Closing Date Term Commitment.  The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Closing Date Term Commitment.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.  Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) The Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment.  Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b).  Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02. Borrowings, Conversions and Continuations of Loans.  (a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrowers’ irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Borrowers pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrowers.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of

$5,000,000 or a whole multiple of $500,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrowers are requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrowers fail to specify a Type of Loan in a Committed Loan Notice or if the Borrowers fail to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrowers request a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, the Borrowers will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility for the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting an account of the Borrowers on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrowers; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrowers, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative

Agent shall notify the Borrowers and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than 6 Interest Periods in effect in respect of the Term Facility.  After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than 3 Interest Periods in effect in respect of the Revolving Credit Facility.

(f) Anything in this Section 2.02 to the contrary notwithstanding, the Borrowers may not select the Eurodollar Rate for any Credit Extension until the Syndication Termination Date.

2.03. Letters of Credit.  (a)The Letter of Credit Commitment.  (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of any Borrower or any other Loan Party, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of any Borrower or any other Loan Party and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by any Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit if:

(A)           the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)           any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)           the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)           except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D)           such Letter of Credit is to be denominated in a currency other than Dollars;

(E)           such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)           any Revolving Credit Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrowers or such Revolving Credit Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.  (i)  Each Letter of Credit shall be issued or amended, as the case may be, upon the request of any Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require.  Additionally, each Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(i) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from a Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or the applicable Loan Party) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(ii) If a Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, no Borrower shall be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or any Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.  (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrowers and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrowers fail to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof.  In such event, the Borrowers shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrowers of a Committed Loan Notice ).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.  (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute.  The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any other Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any other Loan Party.

The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with any Borrower’s instructions or other irregularity, the Borrowers will immediately notify the L/C Issuer.  The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer.  Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) [Intentionally Omitted].

(h) Applicability of ISP and UCP.  Unless otherwise expressly agreed by the L/C Issuer and a Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees.  The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each commercial Letter of Credit equal to 2.50% per annum times the daily amount available to be drawn under such Letter of Credit and (ii) for each standby Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Credit Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.18(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at the rate specified in the Fee Letter, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed among the Borrowers and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Other Loan Parties.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Loan Party (other than a Borrower), the Borrowers shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrowers hereby acknowledges that the issuance of Letters of Credit for the account of any such Loan Party inures to the benefit of each Borrower, and that the Borrowers business derives substantial benefits from the businesses of such Loan Parties.

2.04. [Intentionally Omitted].

2.05. Prepayments.

(a) Optional.  The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part, and subject to Section 2.05(c), without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility).  If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof in inverse order of maturity, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(b) Mandatory.

(i) In the event and on such occasion that any Net Cash Proceeds are received by or on behalf of any Loan Party or any Subsidiary of a Loan Party in respect of any Reduction Event, the Borrowers shall prepay Loans no later than the fifth Business Day following the occurrence of such Reduction Event (or in the case of a Reduction Event described in clause (a) of the definition of the term “Reduction Event”, on or before the fifth Business Day of the month following the month in which such sale occurs) by an amount equal to (A) if such Reduction Event is an event described in clause (a), (b), (c) or (e) of the definition of the term “Reduction Event”, 100% of the Net Cash Proceeds received with respect to such Reduction Event and (B) if such Reduction Event is an event described in clause (d) of the definition of the term “Reduction Event”, 50% of the Net Cash Proceeds received with respect to such Reduction Event (with such prepayments to be applied as set forth in Section 2.05(b)(iii) and Section 2.05(b)(iv) below), provided that any Net Cash Proceeds from an Asset Sale that is a Reduction Event shall not be applied to prepay Loans, in accordance with this Section 2.05(b)(i) until the aggregate amount of Net Cash Proceeds not yet applied in accordance with this Section 2.05(i) exceeds $1,000,000, at which time all such Net Cash Proceeds shall be so applied.  Notwithstanding the foregoing to the contrary:

(A)           (1)  if Net Cash Proceeds from an Asset Sale relating to Restaurant Businesses (including any Refranchising Asset Sale), when combined with all other such events occurring in any fiscal year of the Parent and its Subsidiaries, results in aggregate Net Cash Proceeds of not more than $20,000,000 for such fiscal year, to the extent that the Borrowers apply the Net Cash Proceeds from such event (or a portion thereof) within the Reinvestment Period to acquire Reinvestment Assets, then no prepayment of Loans shall be required pursuant to Section 2.05(b)(i) in respect of such amount except to the extent of any such Net Cash Proceeds therefrom that have not been so applied by the end of such Reinvestment Period, at which time a prepayment of Loans shall be required in an amount equal to such Net Cash Proceeds that have not been so applied (with such prepayment to be applied as set forth in Section 2.05(b)(iii) and Section 2.05(b)(iv) below); provided that Parent shall deliver to the Administrative Agent a certificate of a Responsible Officer promptly (and in any event no later than the fifth Business Day of the month following the month in which such Net Cash Proceeds were received) following receipt of any Net Cash Proceeds of an Asset Sale relating to Restaurant Businesses (including any Refranchising Asset Sale)

for which a prepayment of Loans, may be required pursuant to Section 2.05(b)(i) setting forth a reasonably detailed calculation of the amount of such Net Cash Proceeds; and

(2)  if Net Cash Proceeds from an Asset Sale pursuant to a sale-leaseback arrangement permitted by Section 7.16, when combined with all other such events occurring in any fiscal year of the Parent and its Subsidiaries, results in aggregate Net Cash Proceeds of not more than $10,000,000 for such fiscal year, to the extent that the Borrowers apply the Net Cash Proceeds from such event (or a portion thereof) within the Reinvestment Period to acquire Reinvestment Assets, then no prepayment of Loans shall be required pursuant to Section 2.05(b)(i) in respect of such amount except to the extent of any such Net Cash Proceeds therefrom that have not been so applied by the end of such Reinvestment Period, at which time a prepayment of Loans shall be required in an amount equal to such Net Cash Proceeds that have not been so applied (with such prepayment to be applied as set forth in Section 2.05(b)(iii) and Section 2.05(b)(iv) below), provided that Parent shall deliver to the Administrative Agent a certificate of a Responsible Officer promptly (and in any event no later than the fifth Business Day of the month following the month in which such Net Cash proceeds were received) following receipt of any Net Cash Proceeds of an Asset Sale pursuant to a sale-leaseback arrangement permitted by Section 7.16 for which a prepayment of Loans may be required pursuant to Section 2.05(b)(i) setting forth a reasonably detailed calculation of the amount of such Net Cash Proceeds; and

(B)           in the case of any event described in clause (b) or clause (c) of the definition of the term “Reduction Event” which exceeds the dollar thresholds set forth therein, if the Borrowers apply the Net Cash Proceeds from such event (or a portion thereof) within the Reinvestment Period to acquire Reinvestment Assets, then no prepayment of Loans shall be required pursuant to Section 2.05(b)(i) in respect of such amount except to the extent of any such Net Cash Proceeds therefrom that have not been so applied by the end of such Reinvestment Period, at which time a prepayment of Loans shall be required in an amount equal to such excess Net Cash Proceeds that have not been so applied (with such prepayment to be applied as set forth in Section 2.05(b)(iii) and Section 2.05(b)(iv) below), provided that Parent shall deliver to the Administrative Agent a certificate of a Responsible Officer promptly (and in any event within five Business Days after the receipt thereof) following receipt of any Net Cash Proceeds of any such Reduction Event for which a prepayment of Loans may be required pursuant to Section 2.05(b)(i) setting forth a reasonably detailed calculation of the amount of such Net Cash Proceeds; and

(C)           in the case of any event described in clause (d) of the definition of the term “Reduction Event”, no prepayment of Loans shall be required pursuant to Section 2.05(b)(i) except to the extent that such Reduction Event, when combined with all other such events, occurring after the Closing Date, results in aggregate Net Cash Proceeds in excess of $100,000,000 and then a prepayment of Loans shall be required pursuant to Section 2.05(b)(i) only to the extent of such excess (with such prepayment to be applied as set forth in Section 2.05(b)(iii) and Section 2.05(b)(iv) below), provided that Parent shall deliver to the Administrative Agent a certificate of a Responsible Officer promptly (and in any event within five Business Days after the receipt thereof) following receipt of any Net Cash Proceeds of an equity issuance or capital contribution that is a Reduction Event for which a prepayment of Loans may be required pursuant to Section 2.05(b)(i) setting forth a reasonably detailed calculation of the amount of such Net Cash Proceeds.

(ii) Following the end of each fiscal year of the Parent (commencing with the fiscal year ending December 29, 2010), the Borrowers shall prepay Loans (with such prepayment to be applied as set forth in Section 2.05(b)(iii) and Section 2.05(b)(iv) below) in an aggregate amount equal to the result of (A) ECF Percentage of Excess Cash Flow for such fiscal year minus (B) the aggregate principal amount of Term Loan prepayments made pursuant to Section 2.05(a) during such fiscal year.  Prepayments pursuant to this Section 2.05(b)(ii) shall be made on the date on which annual financial statements are delivered pursuant to Section 6.01(a) with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event no later than 90 days after the end of such fiscal year).

(iii) Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.05(b) shall be applied, first, to the Term Facility and to the principal repayment installments thereof in inverse order of maturity and, second, to the Revolving Credit Facility in the manner set forth in Section 2.05(b)(iv).

(iv) Prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, the amount remaining, if any, after the prepayment in full of all L/C Borrowings, and Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrowers for use in the ordinary course of its business.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from any Borrower or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.  Prepayments of the Revolving Credit Facility may, at the election of the Borrowers, be made without a corresponding reduction in the Revolving Credit Commitments.

(v) If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrowers shall immediately prepay Revolving Credit Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

(c) Prepayment Premium. Notwithstanding anything herein to the contrary, in the event that, on or prior to the first anniversary of the Closing Date, (i) the Borrowers make any prepayment of Term Loans in connection with any Repricing Transaction, or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrowers shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders, (A) in the case of clause (i), 1.00% of the principal amount of the Term Loans so prepaid and (B) in the case of clause (ii), an amount equal to 1.00% of the aggregate amount of the Term Loans being so refinanced or repriced.

2.06. Termination or Reduction of Commitments.  (a) Optional.  The Borrowers may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility or the Letter of Credit Sublimit, or from time to time permanently reduce the Revolving Credit Facility or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrowers shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit.  Upon the election of the Borrowers to terminate the Revolving Credit Facility, the Borrowers shall, concurrently with the provision of any notification to the Administrative Agent pursuant to this Section 2.06(a), provide notice of such election to terminate the Revolving Credit Facility to each other Secured Party; provided that the Administrative Agent shall have no obligation to any Secured Party or any other Person to verify that any such notification has been provided by the Borrowers to any other Secured Party as required by this Section 2.06(a).

(b) Mandatory.  (i) The aggregate Closing Date Term Commitments shall be automatically and permanently reduced to zero on the Closing Date.

(ii) The aggregate Incremental Term Commitments shall be automatically and permanently reduced to zero on the Term Loan Increase Effective Date applicable thereto upon the making of such Incremental Term Loans.

(iii) If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit, shall be automatically reduced by the amount of such excess.

(c) Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit or the Revolving Credit Commitment under this Section 2.06.  Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount.  All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

2.07. Repayment of Loans.  (a) Term Loans.  On the last Business Day of each March, June, September and December, the Borrowers shall repay the principal amount of the Term Loans in an amount equal to the Term Loan Amortization Amount; provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date for the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

(b) Revolving Credit Loans.  The Borrowers shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

2.08. Interest.  (a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under the Revolving Credit Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Eurodollar Rate Loan under the Term Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (iii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility.

(b) (i)           If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09. Fees.  In addition to certain fees described in Sections 2.03(i) and (j):

(a) Commitment Fee.  The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to the Applicable Rate for commitment fees times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.18.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The commitment fee shall be calculated quarterly in arrears.

(b) Other Fees.  (i) The Borrowers shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10. Computation of Interest and Fees.  All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11. Evidence of Debt.  (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12. Payments Generally; Administrative Agent’s Clawback.  (a) General.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) (i)           Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans.  If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrowers shall be without prejudice to any claim any Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrowers prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13. Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.17, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to the Borrowers or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14. [Intentionally Omitted].

2.15. Increase in Revolving Credit Facility.  (a) Request for Increase.  Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Revolving Credit Lenders), the Borrowers may, not more than three (3) times (including all such requests made pursuant to Section 2.16(a) below) from the Closing Date over the term of this Agreement, request an increase in the Revolving Credit Facility by an aggregate amount (for all such requests) not to exceed $25,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000, (ii) in no event shall the Revolving Credit Facility (after giving effect to all requested increases therein) exceed $75,000,000 and (iii) in no event shall the aggregate amount of increases in respect of the Revolving Credit Facility effected under this Section 2.15(a), plus the aggregate amount of increases in respect of the Term Facility effected under Section 2.16(a) exceed $25,000,000.  At the time of sending such notice, the Borrowers (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Credit Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Revolving Credit Lenders).

(b) Lender Elections to Increase.  Each Revolving Credit Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Revolving Credit Percentage of such requested increase.  Any Revolving Credit Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.

(c) Notification by Administrative Agent; Additional Revolving Credit Lenders.  The Administrative Agent shall notify the Borrowers and each Revolving Credit Lender of the Revolving Credit Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent, and the L/C Issuer (which approvals shall not be unreasonably withheld), the Borrowers may also invite additional Eligible Assignees (together with any existing Revolving Credit Lender participating in any such increase, each, an “Increasing Revolving Credit Lender”) to become Revolving Credit Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations.  If the Revolving Credit Facility is increased in accordance with this Section, the Administrative Agent and the Borrowers shall determine (i) the final allocation of such increase among Increasing Revolving Credit Lenders and Schedule 2.01 of the Disclosure Schedules shall be automatically updated to reflect the same and (ii) the effective date (the “Revolving Credit Increase Effective Date”) of any such increase.  The Administrative Agent shall promptly notify the Borrowers and the Revolving Credit Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date.

(e) Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrowers shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Revolving Credit Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, (B) Parent shall be in pro forma compliance with each of the financial covenants set forth in Section 7.11 and (C) no Default exists.  The Borrowers shall prepay any Revolving Credit Loans outstanding on the Revolving Credit Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Revolving Credit Percentages arising from any nonratable increase in the Revolving Credit Commitments under this Section.

(f) Term of Increase.  Any incremental Revolving Credit Loans made pursuant to any increase in the Revolving Credit Facility shall be made on the same terms (including, without limitation, interest terms, payment terms and maturity terms), and shall be subject to the same conditions as existing Revolving Credit Loans (it being understood that customary arrangement or commitment fees payable to one or more arrangers (or their affiliates) or one or more Increasing Revolving Credit Lenders, as the case may be, may be different than those paid with respect to the Lenders under the Revolving Credit Facility on or prior to the Closing Date or with respect to any other Increasing Revolving Credit Lender in connection with any other increase in the Revolving Credit Facility pursuant to this Section 2.15).

(g) Conflicting Provisions.  This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.16. Increase in Term Facility. (a) Request for Increase.  Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Term Lenders), the Borrowers may, not more than three (3) times (including all such requests made pursuant to Section 2.15(a) above) from the Closing Date over the term of this Agreement, request an increase in the Term Facility by an aggregate amount (for all such requests) not to exceed $25,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000, (ii) in no event shall the Term Facility (after giving effect to all requested increases therein) exceed an amount equal to $275,000,000 minus the aggregate amount of principal payments and prepayments in respect of the Term Facility and (iii) in no event shall the aggregate amount of increases in respect of the Term Facility effected under this Section 2.16(a), plus the aggregate amount of increases in respect of the Revolving Credit Facility effected under Section 2.15(a) exceed $25,000,000.  At the time of sending such notice, the Borrowers (in consultation with the Administrative Agent) shall specify the time period within which each Term Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Term Lenders).

(b) Lender Elections to Increase.  Each Term Lender shall notify the Administrative Agent within such time period whether or not it agrees to participate in such increase in the Term Facility and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase.  Any Term Lender not responding within such time period shall be deemed to have declined to participate in such increase in the Term Facility.

(c) Notification by Administrative Agent; Additional Term Lenders.  The Administrative Agent shall notify the Borrowers and each Term Lender of the Term Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Borrowers may also invite additional Eligible Assignees (together with any existing Term Lender participating in any such increase, each, an “Increasing Term Lender”) to become Term Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations.  If the Term Facility is increased in accordance with this Section, the Administrative Agent and the Borrowers shall determine (i) the final allocation of such increase among Increasing Term Lenders and Schedule 2.01 of the Disclosure Schedules shall be automatically updated to reflect the same and (ii) the effective date (the “Term Loan Increase Effective Date”) of any such increase.  The Administrative Agent shall promptly notify the Borrowers and the Term Lenders of the final allocation of such increase and the Term Loan Increase Effective Date.

(e) Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrowers shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Term Loan Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, (B) Parent shall be in pro forma compliance with each of the financial covenants set forth in Section 7.11 and (C) no Default exists.

(f) Term of Increase.  Any Incremental Term Loans made pursuant to any increase in the Term Facility shall be made on the same terms (including, without limitation, interest terms, payment terms and maturity terms), and shall be subject to the same conditions as existing Term Loans; provided, however, that at the election of the Borrowers the Incremental Term Loans may be implemented through additional new tranches of term loans instead of being implemented as an increase in the existing Term Facility so long as (i) the final maturity date of any Incremental Term Loans shall be no earlier than the Maturity Date for the existing Term Facility, (ii) the weighted average life to maturity of the Incremental Term Loans shall be no shorter than the weighted average life to maturity of the existing Term Loans, (iii) the interest rate and amortization schedule applicable to the Incremental Term Loans shall be determined by the Borrower and the Increasing Term Lenders, provided that in the event that the interest margins applicable to such Incremental Term Loans is greater than the interest margins for the existing Term Facility by more than 50 basis points, then the interest margins for the existing Term Facility shall be increased to the extent necessary so that the interest margins for such Incremental Term Loans are no more than 50 basis points greater than the interest margins for the existing Term Facility, provided, further, that in determining the interest margins applicable to the existing Term Facility and the Incremental Term Commitments, (x) original issue discount or upfront fees (which shall be deemed to constitute like amounts of original issue discount) payable by the Borrowers to the existing Lenders under the existing Term Facility or the Incremental Term Loans in the primary syndication thereof shall be included (with original issue discount being equated to interest based on an assumed four-year life to maturity) and (y) customary arrangements or commitment fees paid or payable to the Arrangers (or their Affiliates) in connection with the existing Term Facility or to one or more arrangers (or their affiliates) of the Incremental Term Loans shall be excluded and (iv) the Incremental Term Loans shall rank pari passu in right of payment and of security with the Revolving Credit Loans and the existing Term Loans.

(g) Conflicting Provisions.  This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.  Notwithstanding any other provision of any Loan Document, the Loan Documents may be amended by the Administrative Agent, the Loan Parties and the applicable Increasing Term Lenders to provide for terms applicable to each Incremental Term Loan.

2.17. Cash Collateral.

(a) Certain Credit Support Events.  Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  At any time that there shall exist a Revolving Credit Lender that is a Defaulting Lender, immediately upon the request of the Administrative Agent or the L/C Issuer, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  The Borrowers, and to the extent provided by any Revolving Credit Lender, such Revolving Credit Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Revolving Credit Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.17(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any

Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.17 or Sections 2.03, 2.04, 2.05, 2.18 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Revolving Credit Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.17 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.18. Defaulting Lenders.

(a) Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii) Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.  That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(i).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Revolving Credit Lender that is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Sections 2.03, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Credit Loans of that Revolving Credit Lender.

(b) Defaulting Lender Cure.  If the Borrowers, the Administrative Agent, and, in the case of the Revolving Credit Lender that is a Defaulting Lender, the L/C Issuer, agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.18(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01. Taxes.  (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  (i) Any and all payments by or on account of any obligation of the Borrowers or any other Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Laws require any Borrower, any other Loan Party or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Borrower, such other Loan Party or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Borrower, any other Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrowers or such other Loan Party , as the case may be, shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrowers and Other Loan Parties.  Without limiting the provisions of subsection (a) above, the Borrowers and the other Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Tax Indemnifications.  (i) Without limiting the provisions of subsection (a) or (b) above, the Borrowers and the other Loan Parties shall, and do hereby, jointly and severally, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrowers, and the other Loan Parties or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The Borrowers and the other Loan Parties shall also, and do hereby, jointly and severally, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection.  A certificate as to the amount of any such payment or liability delivered to the Borrowers and the other Loan Parties by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify the Borrowers, the other Loan Parties and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrowers, the other Loan Parties or the Administrative Agent) incurred by or asserted against the Borrowers, the other Loan Parties or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Borrowers, the other Loan Parties or the Administrative Agent pursuant to subsection (e).  Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments (including the Revolving Credit Commitments) and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments.  Upon request by the Borrowers, the other Loan Parties or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrowers, and the Loan Parties or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrowers and the other Loan Parties shall each deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrowers and the other Loan Parties, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrowers, and the other Loan Parties or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.  (i)  Each Lender shall deliver to the Borrowers, the other Loan Parties and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrowers, the other Loan Parties or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrowers, the other Loan Parties or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrowers or and any other Loan Party, as the case may be, pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(i) Without limiting the generality of the foregoing, if any Borrower or any other Loan Party, as the case may be is resident for tax purposes in the United States,

(A)           any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrowers, the other Loan Parties and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrowers, the other Loan Parties or the Administrative Agent as will enable the applicable Borrower, the other Loan Parties or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)           each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers, the other Loan Parties and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers, the other Loan Parties or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)           executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)           executed originals of Internal Revenue Service Form W-8ECI,

(III)           executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower or other Loan Party within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of  Internal Revenue Service Form W-8BEN, or

(V)           executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrowers, the other Loan Parties or the Administrative Agent to determine the withholding or deduction required to be made.

(ii) Each Lender shall promptly (A) notify the Borrowers, and the other Loan Parties and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrowers, the other Loan Parties or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

3.02. Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative is advised in writing by such Lender that it is no longer illegal  for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03. Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04. Increased Costs; Reserves on Eurodollar Rate Loans.  (a) Increased Costs Generally.  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans.  The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05. Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06. Mitigation Obligations; Replacement of Lenders.  (a) Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section

3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 11.13.

3.07. Survival.  All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01. Conditions of Initial Credit Extension.  The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent, except to the extent such conditions are subject to the Post-Closing Agreement:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrowers;

(ii) a Note executed by the Borrowers in favor of each Lender requesting a Note;

(iii) the Guarantee and Collateral Agreement, duly executed by each Loan Party, together with:

(A)           certificates representing the Pledged Stock referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt Securities indorsed in blank,

(B)           proper Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Guarantee and Collateral Agreement, covering the Collateral described in the Guarantee and Collateral Agreement,

(C)           completed requests for information, dated on or before the date of the initial Credit Extension, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,

(D)           evidence of the completion of all other actions, recordings and filings of or with respect to the Guarantee and Collateral Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby,

(E)           the Account Control Agreements required pursuant to the terms of the Guarantee and Collateral Agreement with respect to each deposit account and securities of the Loan Parties duly executed by the appropriate parties,

(F)           a Perfection Certificate with respect to each Loan Party; and

(G)           evidence that all other action that the Administrative Agent may deem necessary in order to perfect the Liens created under the Guarantee and Collateral Agreement has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements);

(iv) deeds of trust, trust deeds, deeds to secure debt and mortgages, in substantially the form of Exhibit F (with such changes as may be satisfactory to the Administrative Agent and its counsel to account for local law matters) together with any amendments to any existing mortgages and covering each Mortgaged Property (and each other mortgage delivered pursuant to Section 6.12 and Section 6.15, in each case as amended, the “Mortgages”), together with evidence that all other action that the Administrative Agent may deem necessary in order to create valid first and subsisting Liens, subject to Permitted Real Estate Liens, on the Mortgaged Property has been taken;

(v) the IP Security Agreement with respect to each Loan Party’s IP Rights, duly executed by each Loan Party, together with evidence that all action that the Administrative Agent may deem necessary in order to perfect the Liens created under the IP Security Agreement has been taken;

(vi) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(viii) a favorable opinion of Alston & Bird LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, covering such matters relating to the Loan Documents and the Transactions as the Administrative Agent and the Required Lenders shall reasonably request, including that consummation of the transactions contemplated hereby shall not (1) violate any applicable law, statute, consent decree, rule or regulation or (2) conflict with, or result in a default or event of default under, any material agreement of any Loan Party or any of its Subsidiaries;

(ix) (A) a certificate of a Responsible Officer of each Loan Party either (x) attaching copies of all consents, licenses and approvals required in connection with the consummation by such Loan Party of the Transactions and the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (y) stating that no such consents, licenses or approvals are so required, and (B) a certificate of a Responsible Officer of each of Parent and Holdings (1) certifying and attaching as true and complete, copies of each of the Tender Offer Documents, (2) certifying that each of the Tender Offer Conditions shall have been satisfied, and (3) certifying and attaching calculations demonstrating the aggregate principal amount of 10% Senior Notes repurchased pursuant to the Tender Offer as of the Closing Date;

(x) a certificate signed by a Responsible Officer of each Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(xi) a business plan and budget of Parent and its Subsidiaries on a consolidated basis, including forecasts prepared by management of Parent, of consolidated balance sheets and statements of income or operations and cash flows of Parent and its Subsidiaries on a quarterly basis for the first year following the Closing Date;

(xii) a certificate attesting to the Solvency of each Loan Party before and after giving effect to the Transaction, from the chief financial officer of Parent;

(xiii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;

(xiv) the Post-Closing Agreement;

(xv) evidence that concurrently with the Closing Date, the Existing Term Loans (other than the Continuing Term Loans) under the Existing Credit Agreement are being repaid and the Existing Total Credit-Linked Deposits have been returned to the Existing Lenders; and

(xvi) evidence that the Tender Offer Conditions shall have been satisfied; and

(xvii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer or any Lender reasonably may require.

(b) (i) All fees required to be paid to the Administrative Agent and the Arrangers on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrowers shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional reasonable amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

(d) All of the information made available to the Administrative Agent prior to the Closing Date shall be complete and correct in all material respects; and no changes or developments shall have occurred, and no new or additional information shall have been received or discovered by the Administrative Agent or the Lenders regarding Loan Parties that (A) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (B) purports to adversely affect the Facilities or any other aspect of the Transaction.

(e) After giving effect to the Transaction, including all Credit Extensions made in connection therewith, the amount by which the Revolving Credit Facility exceeds the Total Revolving Credit Outstandings shall be no less than $20,000,000.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02. Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders that (giving effect to the closing of the transactions contemplated hereby on the Closing Date):

5.01. Existence, Qualification and Power.  Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02. Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation (including, without limitation, the 10% Senior Note Documents) to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03. Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 5.03 of the Disclosure Schedules, all of which have been duly obtained, taken, given or made and are in full force and effect.  All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

5.04. Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05. Financial Statements; No Material Adverse Effect.  (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrowers and their Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheet of Parent and its Subsidiaries dated June 30, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.  Schedule 5.05 of the Disclosure Schedules sets forth all material indebtedness and other liabilities, direct or contingent, of Parent and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) To the best knowledge of the Loan Parties, no Internal Control Event exists or has occurred since December 30, 2009 that has resulted in or could reasonably be expected to result in a misstatement in any material respect, in any financial information delivered or to be delivered to the Administrative Agent or the Lenders, of (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of the Parent and its Subsidiaries on a consolidated basis.

5.06. Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Loan Parties or any of their Subsidiaries or against any of their properties or revenues that (i) purport to affect or pertain to this Agreement, any other Loan Document or the consummation of the Transaction, or (ii) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07. No Default.  Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08. Ownership of Property; Liens; Investments.  (a) Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Schedule 5.08(b) of the Disclosure Schedules sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.  The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.08(b) of the Disclosure Schedules, and as otherwise permitted by Section 7.01.

(c) Schedule 5.08(c) of the Disclosure Schedules sets forth a complete and accurate list of all real property owned by each Loan Party and each of its Subsidiaries, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and estimated fair value thereof.  Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.  Except as set forth on Schedule 5.08(c) of the Disclosure Schedules, none of the Loan Parties has received any notice of, or has any knowledge of, any pending or contemplated condemnation proceeding affecting any real property owned by such Loan Party or any of its Subsidiaries or any sale or disposition thereof in lieu of condemnation.  None of the Loan Parties or any Subsidiary of any of them is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any real property owned by such Loan Party or such Subsidiary or any interest therein.

(d) (i)           Each lease of real property to which a Loan Party or any Subsidiary of a Loan Party is a party as lessee is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms. Each Loan Party and each of their respective Subsidiaries has complied with all obligations under all material leases to which it is a party and all such leases are in full force and effect. Each Loan Party and each of their respective Subsidiaries enjoys peaceful and undisturbed possession under all such material leases, subject to the rights of subtenants and assignees, as applicable.

(ii) Each lease of real property to which a Loan Party or any Subsidiary of a Loan Party is a party as lessor is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.

(e) Schedule 5.08(e) of the Disclosure Schedules sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

5.09. Environmental Compliance.

(a) The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrowers have reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The properties owned or operated by the Loan Parties and their respective Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require remedial or response action under, or (iii) could otherwise give rise to any Environmental Liability under, Environmental Laws, which violations, remedial or response action and liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(c) The businesses, operations and properties of the Loan Parties and their respective Subsidiaries are in compliance, and in the last five years have been in compliance, with all Environmental Laws, and all necessary Environmental Permits have been obtained and are in effect, except to the extent that such non-compliance or failure to obtain any necessary permits, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d) There have been no releases or other discharges or threatened releases or other discharges at, from, under or proximate to the properties or otherwise in connection with the Businesses of the Loan Parties and their respective Subsidiaries, which releases or other discharges or threatened releases or other discharges, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(e) None of the Loan Parties or any of their Subsidiaries has received any notice of a claim under Environmental Law in connection with the businesses, operations and properties of the Loan Parties and their respective Subsidiaries or with regard to any Person whose Environmental Liabilities any Loan Party or any of their Subsidiaries has retained or assumed, in whole or in part, contractually, by operation of Law or otherwise, which, in the aggregate, could reasonably be expected to result in a Material Adverse Effect, nor do the Loan Parties or any of their Subsidiaries have reason to believe that any such claim will be received or is being threatened.

(f) Hazardous Materials have not been transported from the businesses, operations and properties of the Loan Parties and their respective Subsidiaries, nor have Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the businesses, operations and properties of the Loan Parties and their respective Subsidiaries in a manner that could give rise to any Environmental Liability, nor have the Loan Parties or their respective Subsidiaries retained or assumed any Environmental Liability contractually, by operation of law or otherwise, with respect to the generation, treatment, storage or disposal of Hazardous Materials, which transportation, generation, treatment, storage or disposal, or retained or assumed liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.10. Insurance.  The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or their applicable Subsidiaries operate.

5.11. Taxes.  The Loan Parties and their Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12. ERISA Compliance.  (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue

Service.  To the best knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or  lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and neither the Loan Parties nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Loan Parties nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Loan Parties nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Loan Parties nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) Neither the Loan Parties or any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 5.12(d) of the Disclosure Schedules and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

5.13. Subsidiaries; Equity Interests; Loan Parties.  No Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13 of the Disclosure Schedules, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 of the Disclosure Schedules free and clear of all Liens except those created under the Collateral Documents.  No Loan Party has any equity Investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13 of the Disclosure Schedules.  All of the outstanding Equity Interests in each Borrower has been validly issued, are fully paid and non-assessable and are owned by the Persons identified in and in the amounts specified on Part (c) of Schedule 5.13 of the Disclosure Schedules free and clear of all Liens except those created under the Collateral Documents.  Set forth on Part (d) of Schedule 5.13 of the Disclosure Schedules is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-

U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation.  The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a) is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.14. Margin Regulations; Investment Company Act.  (a) No Borrower is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the FRB, including Regulation U or Regulation X.

(b) None of the Loan Parties, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15. Disclosure.  Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16. Compliance with Laws.  Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17. Intellectual Property; Licenses, Etc.  Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, and Schedule 5.17 of the Disclosure Schedules sets forth a complete and accurate list of all such IP Rights owned or used by each Loan Party and each of its Subsidiaries.  To the best knowledge of the Loan Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Loan Parties, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18. Solvency.  Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

5.19. Casualty, Etc.  Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20. Labor Matters.  There are no collective bargaining agreements or Multiemployer Plans covering the employees of any Loan Party or any of its Subsidiaries as of the Closing Date and neither the Loan Parties nor any Subsidiary of any Loan Party has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.  The hours worked by and payments made to employees of each Loan Party and each Subsidiary of a Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters (except for any violations that, individually or in the aggregate, would not be material). All payments due from each Loan Party and each Subsidiary of a Loan Party, or for which any claim may be made against such Loan Party or such Subsidiary, on account of wages and employee health and welfare insurance and other benefits (except for any payments or claims that, individually or in the aggregate, if not paid, would not be material), have been paid or accrued as a liability on the books of such Loan or such Subsidiary, as applicable. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any Subsidiary of a Loan Party is bound.

5.21. Collateral Documents.  The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein.  Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

5.22. Foreign Assets Control Regulations, Etc.

(a) Each Loan Party and each Subsidiary of a Loan Party is in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it.  No Loan Party or any Subsidiary of a Loan Party (i) is a Person designated by the U.S. government on the list of the

Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of economic sanctions laws of the United States of America such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person or entity on the SDN List or a foreign government that is the target of economic sanctions laws of the United States of America prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under any requirement of Law.

(b) No part of the proceeds from the Loans or Letters of Credit hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such act applies to the Loan Parties.

(c) Each Loan Party and its Subsidiaries are in compliance, in all material respects, with the Act.

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Loan Party shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

6.01. Financial Statements.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days (or within 5 days after any shorter period as the SEC shall specify for the filing of Annual Reports on Form 10-K) after the end of each fiscal year of Parent, a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 45 days (or within 5 days after any shorter period as the SEC shall specify for the filing of Quarterly Reports on Form 10-Q) after the end of each of the first three fiscal quarters of each fiscal year of Parent, a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of Parent as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event not later than March 31 of each year, projections prepared by the management of Parent of statements concerning selected financial data (consisting of net sales, earnings before interest and taxes, working capital items, capital expenditures and depreciation), balance sheets, income statements and cash flow statements, on a quarterly basis, for such fiscal year.

6.02. Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended September 29, 2010, (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Parent, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, Parent shall also provide, if necessary for the determination of compliance with Section 7.11, a statement of reconciliation conforming such financial statements to GAAP and (ii) a summary of (A)(w) the amount of Net Cash Proceeds received from each Asset Sale, the Net Cash Proceeds from which are to be applied to acquire Reinvestment Assets pursuant to Section 2.05(b), (x) the date of such Asset Sale, (y) the amount of such Net Cash Proceeds applied to acquire Reinvestment Assets during such period and the nature of such Reinvestment Assets (if any) and (z) the amount of such Net Cash Proceeds required to be applied to reduce the Loans as set forth in Section 2.05(b), (B)(x) the amount of Net Cash Proceeds received from each equity issuance or capital contribution, (y) the date of such equity issuance or capital contribution and (z) the amount of such Net Cash Proceeds required to be applied to reduce the Loans as set forth in Section 2.05(b) (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrowers, and copies of all annual, regular, periodic and special reports and registration statements which the Loan Parties may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) as soon as available, but in any event within 30 days after the end of each fiscal year of Parent, (i) a report supplementing Schedules 5.08(c) of the Disclosure Schedules, including an identification of all owned real property disposed of by any Loan Party or any

Subsidiary thereof during such fiscal year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof) of all real property acquired or leased during such fiscal year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete; (ii) a report supplementing Schedule 5.17 of the Disclosure Schedules, setting forth (A) a list of registration numbers for all patents, trademarks, service marks, trade names and copyrights awarded to any Loan Party or any Subsidiary thereof during such fiscal year and (B) a list of all patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by any Loan Party or any Subsidiary thereof during such fiscal year and the status of each such application; and (iii) a report supplementing Schedules 5.08(e) and 5.13 of the Disclosure Schedules containing a description of all changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete, each such report to be signed by a Responsible Officer of each Borrower and to be in a form reasonably satisfactory to the Administrative Agent; and

(d) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provides a link thereto on a Borrower’s website on the Internet at the website address listed on Schedule 11.02 of the Disclosure Schedules; or (ii) on which such documents are posted on a Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: the Borrowers shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Loan Parties hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Loan Parties or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Each Loan Party hereby agree that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such

Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to any Loan Party or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03. Notices.  Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(d) of the occurrence of any ERISA Event;

(e) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(f) the determination by KPMG LLP (or other independent public accountants of recognized national standing providing the opinion required under Section 6.01(a)) (in connection with its preparation of such opinion) or any Loan Party’s determination at any time of the occurrence or existence of any Internal Control Event; and

(g) of the occurrence of any Reduction Event for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.05(b)(i).

Each notice pursuant to Section 6.03 (other than Section 6.03(e) or (f)) shall be accompanied by a statement of a Responsible Officer of each Borrower setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04. Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies (other than any tax, assessment or governmental charge or levy in an aggregate amount less than $250,000, provided that the failure to pay or discharge the same, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect) upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Subsidiary; (b) all lawful claims (other than claims for an aggregate amount less than $250,000, provided that the failure to pay or discharge the same, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect) which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05. Preservation of Existence, Etc.  (a)  Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; provided, however, that the Loan Parties may consummate any merger or consolidation permitted under Section 7.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06. Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07. Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

6.08. Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b)

the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09. Books and Records.  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

6.10. Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Loan Parties; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.

6.11. Use of Proceeds.  Use the proceeds of (a) the Term Loans made on the Closing Date to (i) repay Existing Term Loans (other than Continuing Term Loans), (ii) repurchase the 10% Senior Notes, and (iii) costs and expenses incurred in connection with the Transactions, and (b) the Credit Extensions consisting of Revolving Credit Loans for other general corporate purposes not in contravention of any Law or of any Loan Document.

6.12. Covenant to Guarantee Obligations and Give Security.  (a) Upon the formation or acquisition of any new direct or indirect Subsidiary (other than (x) any CFC or a Subsidiary that is held directly or indirectly by a CFC, (y) any Designated Subsidiary and (z) Denny's Employee Disaster Relief Fund, Inc. (for so long as such entity remains a charitable entity under Section 501(c)(3) of the Code)) by any Loan Party, then the Borrowers shall promptly, and in any event within three (3) Business Days thereafter, notify the Administrative Agent of the occurrence of such event and, at the Administrative Agent’s request, the Borrowers shall, at the Borrowers’ expense:

(i) within 10 days after such formation or acquisition, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(ii) within 10 days after such formation or acquisition, furnish to the Administrative Agent a description of the real and personal properties of such Subsidiary, in detail satisfactory to the Administrative Agent,

(iii) within 15 days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Guarantee and Collateral Agreement Supplements, IP Security Agreement supplements and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all Pledged Interests in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such real and personal properties,

(iv) within 30 days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Guarantee and Collateral Agreement Supplements, IP Security Agreement supplements and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

(v) within 60 days after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request, and

(vi) as promptly as practicable after such formation or acquisition, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of real property owned or held by the entity that is the subject of such formation or acquisition title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(b) Upon the acquisition of any property by any Loan Party, if such property, in the judgment of the Administrative Agent, shall (i) not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties and (ii) have a Fair Market Value of $500,000 (either individually or in the aggregate with all other property so acquired that is not subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties), then the Borrowers shall, at the Borrowers’ expense:

(i) within 10 days after such acquisition, furnish to the Administrative Agent a description of the property so acquired in detail satisfactory to the Administrative Agent,

(ii) within 15 days after such acquisition, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, Guarantee and Collateral Agreement Supplements, IP Security Agreement supplements and other security and pledge agreements, as requested by and in form and substance satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties,

(iii) within 30 days after such acquisition, cause the applicable Loan Party to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent, and requested by the Administrative Agent, to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such property, enforceable against all third parties,

(iv) within 60 days after such acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above and as to such other matters as the Administrative Agent may reasonably request, and

(v) as promptly as practicable after any acquisition of a real property, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to such real property such title reports, surveys and engineering, soils and other reports, and environmental assessment reports as the Loan Parties have obtained or are otherwise available to the Loan Parties,

(c) Upon the request of the Administrative Agent following the occurrence and during the continuance of a Default, the Borrowers shall, at the Borrowers’ expense:

(i) within 10 days after such request, furnish to the Administrative Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries in detail satisfactory to the Administrative Agent,

(ii) within 15 days after such request, duly execute and deliver, and cause each Loan Party and Subsidiary (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC) of each Loan Party (if it has not already done so) to duly execute and deliver, to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Guarantee and Collateral Agreement Supplements, IP Security Agreement supplements and other security and pledge agreements, as specified by and in form and substance satisfactory to the

Administrative Agent (including delivery of all Pledged Stock and Pledged Debt Securities in and of such Loan Party and such Subsidiary, as applicable, and other instruments of the type specified in Section 4.01(a)), securing payment of all the Obligations of such Loan Party or such Subsidiary, as the case may be, under the Loan Documents and constituting Liens on all such properties,

(iii) within 30 days after such request, take, and cause each Loan Party and Subsidiary (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC) of each Loan Party to take, whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Guarantee and Collateral Agreement Supplements, IP Security Agreement supplements and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

(iv) within 60 days after such request, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above, and as to such other matters as the Administrative Agent may reasonably request, and

(v) as promptly as practicable after such request, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of real property owned or held by each Borrower and its Subsidiaries, title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(d) At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Guarantee and Collateral Agreement Supplements, IP Security Agreement supplements and other security and pledge agreements.

6.13. Compliance with Environmental Laws.  Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental

Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, to the extent required under and in accordance with the requirements of all Environmental Laws; provided, however, that neither the Loan Parties nor any of their Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14. Preparation of Environmental Reports.  If a Default caused by reason of a breach of Section 5.09 or 6.13 shall have occurred and be continuing, at  the request of the Required Lenders from time to time, provide to the Lenders within 60 days after such request, at the expense of the Borrowers, an environmental site assessment report for any of its properties described in such request, prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrowers, and the Borrowers hereby grant and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

6.15. Further Assurances.  Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.16. Compliance with Terms of Leaseholds.  Make all payments and otherwise perform all obligations in respect of all leases of real property to which any Loan Party or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, in each case, consistent with past practice, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.17. Material Contracts.  Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so.

6.18. Cash Management Arrangements. As and to the extent provided in the Guarantee and Collateral Agreement, establish and maintain cash management procedures, including restricted accounts, reasonably satisfactory to the Administrative Agent and enter into Account Control Agreements for the benefit of the Administrative Agent, in form and substance satisfactory to the Administrative Agent, with respect to those deposit and investment accounts of the Loan Parties designated by the Administrative Agent.

6.19. Tender Offer.  Denny’s Holdings shall (a) pursuant to Section 3.7 of the 10% Senior Note Indenture, commence the redemption of all 10% Senior Notes that remain outstanding after the expiration of the Tender Offer not later than October 8, 2010 (or such later date as the Administrative Agent may approve) and (b) have redeemed all 10% Senior Notes not later than November 12, 2010 (or such later date as the Administrative Agent may approve).

6.20. Interest Rate Hedging.  Enter into prior to March 31, 2011, and maintain at all times thereafter until September 30, 2013, interest rate Swap Contracts with Lenders and their Affiliates or other Persons acceptable to the Administrative Agent, covering a notional amount of not less than the greater of (x) $100,000,000 and (y) 50% of the aggregate outstanding amount of all Term Loans, on interest terms reasonably acceptable to the Administrative Agent.

6.21. Holdings.  No later than December 29, 2010 the Borrowers shall deliver evidence, reasonably satisfactory to the Administrative Agent, of either (x) the dissolution of Holdings or (b) the merger of Holdings with and into another Loan Party.  All assets, if any, of Holdings, upon any dissolution shall be distributed to or otherwise become vested in a Loan Party.

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Loan Parties shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01. Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names any Borrower or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:

(a) Liens on property or assets of the Loan Parties and their Subsidiaries existing on the Closing Date and set forth on Schedule 5.08(b) of the Disclosure Schedules and extensions, renewals, refinancings or replacements thereof; provided, however, that (i) no such extensions, renewals, refinancings or replacements will extend to or cover any property not theretofore subject to the Lien being extended, renewed, refinanced or replaced (except that the Loan Parties may substitute for the property subject to any such Lien other property with substantially the same Fair Market Value and not otherwise subject to the Lien of a Loan Document, so long as the property for which such substitution is made is fully and effectively released from such Lien), (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(j), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(j);

(b) any Lien created pursuant to any Indebtedness permitted under Section 7.02(d) and extensions, renewals, refinancings, or replacements thereof to the same extent permitted under clause (a) above; provided that any such Liens shall be placed on such property (and the Indebtedness secured by such Liens shall be created) within 180 days following the acquisition of such property, such Liens do not apply to any other property or assets of any Loan Party or any Subsidiary of any Loan Party and the Indebtedness secured by such Liens does not exceed 100% of the lesser of the cost or Fair Market Value of such property at the time of acquisition;

(c) Permitted Liens;

(d) Liens pursuant to any Loan Document;

(e) unperfected Liens on property of a Loan Party in favor another Loan Party arising in connection with intercompany transactions among the Loan Parties; and

(f) any Lien created pursuant to any Indebtedness permitted under Section 7.02(m), provided, however, that the aggregate amount of Indebtedness secured by Liens shall not exceed $10,000,000 at any time outstanding.

7.02. Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness outstanding on the date hereof and listed on Schedule 7.02 of the Disclosure Schedules;

(b) Indebtedness under the Loan Documents;

(c) Indebtedness of the Parent and Denny’s Holding under the 10% Senior Notes Documents in an aggregate principal amount at any time outstanding not to exceed $175,000,000 less the aggregate amount of principal payments made with respect thereto and repurchases and redemptions thereof (including, without limitation, pursuant to the Tender Offer and any redemption of the 10% Senior Notes required pursuant to Section 6.19);

(d) Indebtedness incurred by any Loan Party subsequent to the Closing Date secured by purchase money Liens; provided that the aggregate amount of Indebtedness permitted under this Section 7.02(d) shall not exceed $15,000,000 at any one time outstanding;

(e) Subject to Sections 7.12, and in addition to Indebtedness permitted under Section 7.02(d), Capital Lease Obligations entered into after the Closing Date;

(f) Indebtedness arising subsequent to the Closing Date under (i) any purchasing card program established to enable headquarters and field staff of any Loan Party to purchase goods and supplies from vendors and (ii) any travel and entertainment card program established to enable headquarters and field staff of any Loan Party to make payments for expenses incurred related to travel and entertainment, provided that the aggregate amount of such Indebtedness shall not exceed $10,000,000 at any time outstanding;

(g) Indebtedness arising from Investments among the Loan Parties that are permitted hereunder;

(h) Indebtedness owed to any Lender or any of its banking Affiliates in respect of any Cash Management Agreements of any Loan Party or any Subsidiary of a Loan Party, provided that the aggregate principal amount of such Indebtedness shall not exceed $30,000,000 at any one time outstanding;

(i) Indebtedness under Swap Contracts permitted by Section 7.18;

(j) in the case of any Loan Party with respect to any Indebtedness of such Loan Party permitted under this Section 7.02 (other than Section 7.02(c)), all principal, interest, fees, reimbursement and indemnification amounts, and all other accruals and obligations under any renewals, extensions, modifications or refinancings, from time to time, of such Indebtedness, provided that such renewals, extensions, modifications and refinancings (i) do not increase the outstanding principal amount of the Indebtedness being renewed, extended, modified or refinanced, or shorten the maturity thereof to a date earlier than one year after the Maturity Date for the Term Facility, and (ii) are otherwise on terms consistent with prudent business practice and then prevailing market practices and prices in the applicable geographic area;

(k) unsecured Indebtedness arising from Investments permitted under Section 7.03(j);

(l) Indebtedness of any Person that becomes a Subsidiary of a Loan Party after the date hereof in accordance with the terms of Section 7.03(k), which Indebtedness is existing at the time such Person becomes a Subsidiary of such Loan Party (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of such Loan Party); provided that the aggregate amount of all such Indebtedness of all such Subsidiaries shall not exceed $20,000,000 at any time outstanding; and

(m) additional Indebtedness not otherwise permitted by this Section 7.02 aggregating not more than $10,000,000 in principal amount at any one time outstanding.

7.03. Investments.  Make or hold any Investments, except:

(a) Investments by the Loan Parties and their Subsidiaries existing on the Closing Date in the Equity Interests of their respective Subsidiaries and Investments existing on the Closing Date and set forth in Schedule 5.08(e) of the Disclosure Schedules;

(b) Permitted Investments;

(c) advances and loans made by Parent or any Subsidiary of Parent to, and Investments (other than any Restricted Payments) made by Parent or any Subsidiary of Parent in, any Borrower or other Loan Party in the ordinary course of business;

(d) Investments resulting from any Restricted Payments made pursuant to Section 7.06(a)(i), Section 7.06(a)(iii), Section 7.06(a)(iv) and Section 7.06(a)(v);

(e) non-cash consideration received from any sale, lease, transfer or other disposition of assets permitted under Section 7.04;

(f) loans or advances to employees made in the ordinary course of business consistent with prudent business practice and in an aggregate amount not to exceed $2,000,000 at any one time outstanding;

(g) additional Investments not otherwise permitted by this Section 7.03 in an aggregate amount not to exceed $3,000,000 after the Closing Date;

(h) additional Investments not otherwise permitted by this Section 7.03; provided that (i) the aggregate amount of (A) Investments made pursuant to this clause (h), (B) Restricted Payments made pursuant to Section 7.06(a)(v) and (C) Consolidated Capital Expenditures made pursuant to Section 7.12(b) shall not exceed $10,000,000 during the term of this Agreement, (ii) if such Investment shall be made with proceeds of Revolving Credit Borrowings in excess of $2,500,000, Parent shall be in pro forma compliance with each of the financial covenants set forth in Section 7.11 as of the Measurement Period most recently ended, and (iii) at the time of the making of such Investment and immediately after giving effect thereto, no Default or Event of Default shall have occurred and is continuing or would result therefrom;

(i) Investments consisting of the repurchase or other acquisition of the 10% Senior Notes pursuant to the Tender Offer, as set forth in the Tender Offer Documents, and any redemption of the 10% Senior Notes required pursuant to Section 6.19;

(j) Investments consisting of Guarantees by any Loan Party of obligations of franchisees, consistent with past practices and on usual and customary terms for transactions of this type, in an aggregate amount not to exceed the greater of (x) $20,000,000 and (y) an amount equal to 5.0% of Consolidated Total Assets at any time; and

(k) Investments consisting of the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property of, any Person that, upon the consummation thereof, will be wholly-owned directly by a Loan Party or one or more of its wholly-owned Subsidiaries (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(k):

(i) any such purchase or other acquisition shall be consummated in accordance with all applicable Laws and in conformity with all applicable approvals and consents of any Governmental Authority;

(ii) such acquisition shall be consensual and shall have been approved by the board of directors of the Person so acquired;

(iii) any newly-created or acquired Subsidiary shall comply with the requirements of Section 6.12;

(iv) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Loan Parties and their Subsidiaries in the ordinary course;

(v) such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Loan Parties and their Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Loan Parties or any such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(vi) (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, (1) Parent and its Subsidiaries shall be in pro forma compliance with the Incurrence Ratio, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby and (2) the amount by which the Revolving Credit Facility exceeds the Total Revolving Credit Outstandings shall be no less than $20,000,000; and

(vii) the Borrowers shall have delivered to the Administrative Agent and each Lender, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying that all of the requirements set forth in clauses (ii), (iv), (v) and (vi) above have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

7.04. Mergers, Consolidations, Sales of Assets and Acquisitions.  Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (whether now owned or hereafter acquired) or any Equity Interest of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person, except that:

(a) any Loan Party may purchase and sell inventory, fixtures and equipment in the ordinary course of business consistent with past practices;

(b) any Loan Party may sell or otherwise dispose of damaged, obsolete or worn out property, in each case in the ordinary course of business and consistent with past practice, provided that the aggregate Fair Market Value of all such assets disposed of pursuant to this clause (b) in any fiscal year shall not exceed $5,000,000;

(c) Any Loan Party may exchange real property, fixtures and improvements for other real property, fixtures and improvements, provided that any consideration (other than real property, fixtures and improvements) received by any Loan Party in connection with such exchanges is received by such Loan Party in cash;

(d) subject to Section 7.07, any Subsidiary may sell, transfer or otherwise dispose of any of its assets to any Loan Party;

(e) any Loan Party may sell, transfer, sell a franchise in or otherwise dispose of restaurants or property (including real property, improvements, fixtures and equipment) relating to current or former restaurants of such person (such restaurants and property are collectively referred to as “Restaurant Businesses”) for consideration equal to the Fair Market Value of the Restaurant Businesses sold, transferred or otherwise disposed of, provided that the aggregate Fair Market Value of all assets disposed of pursuant to this clause (e) shall not exceed $25,000,000 in any fiscal year;

(f) (i) any Loan Party may merge or consolidate with or transfer all or substantially all of its assets to any other Loan Party and (ii) Holdings may be dissolved upon the redemption of all 10% Senior Notes;

(g) any Loan Party may enter into a Refranchising Asset Sale;

(h) any Loan Party may purchase, lease or otherwise acquire (in one transaction or a series of transactions) the assets of any other person in connection with its application or reinvestment of Net Cash Proceeds from any Reduction Event to the extent that such Reduction Event or the application or reinvestment of such proceeds does not result in a mandatory prepayment pursuant to Section 2.05(b);

(i) in addition to any other purchases permitted under this Section 7.04, any Loan Party may purchase tangible assets useful in the conduct of restaurant operations and other business currently conducted by it and business activities reasonably incidental thereto with a Fair Market Value of up to $ 5,000,000 during any 12 month period following the Closing Date; and

(j) (i) any Loan Party may effect any transaction permitted by Section 7.03(h), Section 7.03(i) and Section 7.03(k), (ii) any Loan Party may effect any transaction permitted by Section 7.02(j) and (iii) any Loan Party or any Subsidiary of a Loan Party may enter into sale-leaseback transactions permitted by Section 7.16;

provided, however, that any sale, transfer, exchange or other disposition of assets (x) permitted by clause (b), (c), or (e) above shall not be permitted unless such disposition is for Fair Market Value and (y) shall be for at least 60% cash consideration.

7.05. [Intentionally Omitted].

7.06. Dividends and Distributions, Restrictions on Ability of Subsidiaries to Pay Dividends.

(a) Declare or pay any Restricted Payment or set aside any amount for any such purpose; provided, however, that

(i) any Subsidiary of Parent may make Restricted Payments to the Parent, any Borrower or to any other Loan Party;

(ii) Parent may declare and distribute to its stockholders a dividend comprised of rights to purchase preferred stock and/or common stock of Parent;

(iii) each fiscal year, commencing with the 2011 fiscal year of Parent, the Loan Parties may make any Restricted Payment not otherwise permitted by this Section 7.06 so long as (A) the aggregate amount of all Restricted Payments made pursuant to this clause (iii) in any fiscal year shall not exceed the Stockholder Dividend Amount for such fiscal year, (B) after giving effect to any such Restricted Payment, Parent shall be in pro forma compliance with each of the financial covenants set forth in Section 7.11, and (C) at the time of the making of such Restricted Payment and immediately after giving effect thereto, no Default or Event of Default shall have occurred and is continuing or would result therefrom;

(iv) each fiscal year, commencing with the 2011 fiscal year of Parent, the Loan Parties may make any Restricted Payment not otherwise permitted by this Section 7.06 so long as (A) the aggregate amount of all Restricted Payments made pursuant to this clause (iv) in any fiscal year shall not exceed the ECF Distribution Amount for such fiscal year (solely to the extent such amount shall be a positive number), (B) after giving effect to any such Restricted Payment, Parent shall be in pro forma compliance with each of the financial covenants set forth in Section 7.11, and (C) at the time of the making of such Restricted Payment and immediately after giving effect thereto, no Default or Event of Default shall have occurred and is continuing or would result therefrom; and

(v) (x) the Loan Parties and their Subsidiaries may make any Restricted Payment not otherwise permitted by this Section 7.06, so long as (A) the aggregate amount of all (1) Restricted Payments made pursuant to this clause (i), (2) Investments made pursuant to Section 7.03(h) and (3) Consolidated Capital Expenditures made pursuant to Section 7.12(b) shall not exceed $10,000,000 in the aggregate during the term of this Agreement, (B) if such Restricted Payment shall be made with proceeds of Revolving Credit Borrowings in excess of $2,500,000, Parent shall be in pro forma compliance with each of the financial covenants set forth in Section 7.11 as of the Measurement Period most recently ended, and (C) at the time of the making of such Restricted Payment and immediately after giving effect thereto, no Default or Event of Default shall have occurred and is continuing or would result therefrom.

(b) Permit any Subsidiary of Parent to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (i) pay any dividends or make any other distributions on its capital stock or any other interest or (ii) make or repay any loans or advances to Parent, any Borrower, any Subsidiary of Parent or the parent of such Subsidiary (subclauses (i) and (ii) above are collectively referred to as an “Upstream Payment”) except for such encumbrances or restrictions existing under or by reason of (A) applicable law, (B) this Agreement, any other Loan Document or any other agreement entered into hereunder or thereunder or as contemplated hereby or thereby, (C) customary provisions restricting (1) subletting or assignment of any lease governing a leasehold interest of Parent or any of the Subsidiaries of Parent, (2) the transfer of intellectual property rights held by Parent or any of the Subsidiaries of Parent through license agreements with the owners of such rights and (3) the assignment of supply contracts, (D) any instrument governing Indebtedness permitted under Section 7.02 of a Person acquired by any Loan Party or Subsidiary of a Loan Party after the Closing Date, provided that (1) such instrument was in existence at the time of such acquisition and was not created in contemplation of or in connection with such acquisition, (2) the officers of Parent reasonably believe at the time of such acquisition that the terms of such instrument will not encumber or restrict the ability of such acquired Person to make an Upstream Payment and (3) such instrument contains no express encumbrances or restrictions on the ability of such acquired Person to make an Upstream Payment or (E) Indebtedness and other contractual obligations of Parent or any of the Subsidiaries existing on the Closing Date and set forth on Schedule 7.06 of the Disclosure Schedules and, in the case of any of the foregoing, any amendment, modification, renewal, extension, replacement, refinancing or refunding thereof permitted under the terms of this Agreement, provided that the encumbrances and restrictions contained in any such amendment, modification, renewal, extension, replacement, refinancing or refunding are in the aggregate no less favorable in all material respects to the Lenders.

(c) Directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of Parent, either Borrower or any other Subsidiary of Parent to create, incur or permit to exist any Lien upon any its property or assets, provided that the foregoing shall not apply to (i) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or (ii) customary provisions in leases and other contracts restricting the assignment thereof.

7.07. Nature of Business.  Engage at any time in any business or business activity other than the conduct of restaurant operations and other business currently conducted by such Person and business activities reasonably incidental thereto.

7.08. Transactions with Affiliates.  Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than any Loan Party), except that any Loan Party or any Subsidiary of a Loan Party may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; provided that Parent may issue and distribute to its stockholders that are Affiliates rights to purchase preferred stock and/or common stock of Parent to the extent that such rights are permitted to be issued and distributed to Parent’s stockholders pursuant to Section 7.06(a)(ii).

7.09. OFAC, Etc.  The Loan Parties shall not, and shall not permit any of its Subsidiaries to fail to comply with any of the requirements set forth in Section 5.22.

7.10. Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11. Financial Covenants.

(a) Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as of each Measurement Period ending on or about the dates set forth below to be greater than the ratio set forth below opposite such date:

Measurement Period Ending	Maximum Consolidated Leverage Ratio
December 31, 2010	4.25 to 1.00
March 31, 2011	4.25 to 1.00
June 30, 2011	4.25 to 1.00
September 30, 2011	4.00 to 1.00
December 31, 2011	3.75 to 1.00
March 31, 2012	3.75 to 1.00
June 30, 2012	3.75 to 1.00
September 30, 2012	3.75 to 1.00
December 31, 2012	3.50 to 1.00
March 31, 2013	3.50 to 1.00
June 30, 2013	3.50 to 1.00

Measurement Period Ending	Maximum Consolidated Leverage Ratio
September 30, 2013	3.50 to 1.00
December 31, 2013	3.25 to 1.00
March 31, 2014	3.25 to 1.00
June 30, 2014	3.25 to 1.00
September 30, 2014	3.25 to 1.00
December 31, 2014 and each fiscal quarter thereafter	3.00 to 1.00

(b) Consolidated Lease Adjusted Leverage Ratio.  Permit the Consolidated Lease Adjusted Leverage Ratio as of each Measurement Period ending on or about the dates set forth below to be greater than the ratio set forth below opposite such date:

Measurement Period Ending	Maximum Consolidated Lease Adjusted Leverage Ratio
December 31, 2010	5.00 to 1.00
March 31, 2011	5.00 to 1.00
June 30, 2011	5.00 to 1.00
September 30, 2011	4.75 to 1.00
December 31, 2011	4.50 to 1.00
March 31, 2012	4.50 to 1.00
June 30, 2012	4.50 to 1.00
September 30, 2012	4.50 to 1.00
December 31, 2012	4.25 to 1.00
March 31, 2013	4.25 to 1.00
June 30, 2013	4.25 to 1.00
September 30, 2013	4.25 to 1.00
December 31, 2013	4.00 to 1.00
March 31, 2014	4.00 to 1.00
June 30, 2014	4.00 to 1.00
September 30, 2014	4.00 to 1.00
December 31, 2014 and each fiscal quarter thereafter	3.75 to 1.00

(c) Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as of each Measurement Period ending on or about the dates set forth below to be greater than the ratio set forth below opposite such date:

Measurement Period Ending	Minimum Consolidated Fixed Charge Coverage Ratio
December 31, 2010	2.00 to 1.00
March 31, 2011	2.00 to 1.00
June 30, 2011	2.00 to 1.00
September 30, 2011	2.00 to 1.00
December 31, 2011	2.25 to 1.00
March 31, 2012	2.25 to 1.00
June 30, 2012	2.25 to 1.00
September 30, 2012	2.25 to 1.00
December 31, 2012 and each fiscal quarter thereafter	2.75 to 1.00

7.12. Capital Expenditures.

(a) (i)  Incur Consolidated Capital Expenditures for any fiscal year (commencing with the 2011 fiscal year) in excess of the amount set forth below opposite such fiscal year:

Fiscal Year	Amount
2011	$40,000,000
2012	$30,000,000
2013	$30,000,000
2014	$30,000,000
2015	$30,000,000
2016	$30,000,000

(ii) Notwithstanding anything to the contrary contained in Section 7.12(a)(i), an amount equal to the Capex Carryover Amount may be carried forward to the succeeding fiscal year, provided that, in any fiscal year, amounts permitted under Section 7.12(a)(i) shall be applied towards Consolidated Capital Expenditures before any Capex Carryover Amount shall be so applied.

(b) The Loan Parties and their Subsidiaries may incur Consolidated Capital Expenditures in excess of the amounts permitted under Section 7.12(a); provided that (A) the aggregate amount of all (i) Consolidated Capital Expenditures incurred pursuant to this Section 7.12(b), (2) Investments made pursuant to Section 7.03(h) and (3) Restricted Payments made pursuant to Section 7.06(a)(v) shall not exceed $10,000,000 in the aggregate during the term of this Agreement, (B) if such Consolidated Capital Expenditure shall be made with proceeds of Revolving Credit Borrowings in excess of $2,500,000, Parent shall be in pro forma compliance with each of the financial covenants set forth in Section 7.11 as of the Measurement Period most recently ended, and (C) at the time of the incurrence of such Consolidated Capital Expenditure and immediately after giving effect thereto, no Default or Event of Default shall have occurred and is continuing or would result therefrom.

7.13. Amendments of Organization Documents.  Amend, modify or waive any of its rights under its Organizational Documents, provided that any Organizational Document may be amended or modified (other than in any manner to change the legal name or jurisdiction of organization of any Loan Party without the prior written consent of the Administrative Agent), and any rights thereunder may be waived, in any respect that is not materially adverse to the interests of the Lenders.

7.14. Accounting Changes.  Change in any material respect its accounting policies or change the end of its fiscal year from the last Wednesday of December to any other date.

7.15. Other Indebtedness and Agreements.

(a) Make any voluntary or optional payments, prepayments or redemptions of principal or premium or voluntarily repurchase, acquire or retire for value prior to the stated maturity with respect to Indebtedness (other than Indebtedness arising under the Loan Documents); provided that

(i) any Loan Party shall have the right to prepay Indebtedness permitted under Section 7.02, after the Closing Date up to an aggregate amount of $15,000,000;

(ii) any Loan Party may repay Indebtedness to the extent required under a “due on sale” clause applicable to any disposition of assets permitted under Section 7.04;

(iii) any Loan Party shall have the right to prepay Indebtedness in connection with any renewal, extension, or refinancing of Indebtedness permitted by Section 7.02(j); and

(iv) Parent and Holdings shall be permitted to acquire, repurchase or redeem voluntarily the 10% Senior Notes pursuant to (x) the Tender Offer, as set forth in the Tender Offer Documents and (y) any redemption of the 10% Senior Notes required pursuant to Section 6.19.

(b) Permit any waiver, supplement, modification, amendment, termination or release of the 10% Senior Notes Documents or any indenture, instrument or agreement pursuant to which any Indebtedness or preferred stock is outstanding; provided that the foregoing shall not prohibit any waiver, supplement, modification or amendment which (i) extends the date or reduces the amount of any required repayment, prepayment or redemption of the principal of such Indebtedness, (ii) reduces the rate or extends the date for payment of the interest, premium or fees payable on such Indebtedness or (iii) makes the covenants, events of default or remedies relating to such Indebtedness less restrictive on the applicable Loan Party or Subsidiary of a Loan Party.

(c) Waive any rights under, supplement, amend, terminate or otherwise modify any Tender Offer Document.

7.16. Sale and Lease-Back Transactions.  Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer (other than pursuant to Section 7.04(c)) any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred; provided, however, that any Loan Party of any Subsidiary of any Loan Party may enter into such a transaction provided that the Fair Market Value of all property sold or transferred pursuant to such transactions since the Closing Date shall not exceed in the aggregate $25,000,000.

7.17. Operating Leases.  Permit the aggregate amount of payments under Operating Leases of any Loan Party or any Subsidiary of any Loan Party to be in excess of the fair rental value of the properties subject to such Operating Leases.

7.18. Hedging Agreements.  Enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Loan Parties or any of their respective Subsidiaries are exposed in the conduct of their respective businesses or the management of their respective liabilities.

7.19. Designated Subsidiaries.  In the case of each Designated Subsidiary, engage in any material business or activity other than (a) maintaining its corporate existence, (b) participating in tax, accounting and other administrative activities as a Subsidiary of a consolidated group of companies, including the Loan Parties, and (c) activities incidental to the businesses or activities described in clauses (a) and (b) of this Section, unless, in each case, such Designated Subsidiary shall become a Guarantor hereunder and shall take all such actions reasonably requested by the Administrative Agent pursuant to Section 6.12.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01. Events of Default.  Any of the following shall constitute an Event of Default:

(a) Non-Payment.  Any Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within three days after notice from the Administrative Agent, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02(a), 6.03, 6.05(a), 6.07, 6.10, 6.11, 6.12, 6.19 or Article VII; or

(c) Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 10 days; or

(d) Representations and Warranties.  (i) Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in connection with any Borrowing or issuance of any Letters of Credit hereunder shall be incorrect or misleading when made or deemed made or (ii) any material representation, warranty, certification or material statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to this Agreement or any other Loan Document, shall be incorrect or misleading when made or deemed made; or

(e) Cross-Default.  (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc.  Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 30 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 30 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments.  There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents.  (i) any Lien purported to be created by any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) Lien in the Collateral covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates representing securities pledged under the Guarantee and Collateral Agreement or, subject to compliance by the Loan Parties with Sections 6.12 and 6.15 hereof and with the other Loan Documents, any other action or inaction of the Administrative Agent with respect to any of its obligations or duties under this Agreement or any other Loan Document and except to the extent that such loss is covered by a lender’s title insurance policy and the related insurer promptly after such loss shall have acknowledged in writing that such loss is covered by such title insurance policy, (ii) any Guarantee purported to be created by any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and enforceable obligation of the applicable Loan Party or (iii) any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or;

(k) Change of Control.  There occurs any Change of Control; or

(l) Subordination.  (i)  The subordination provisions of the documents evidencing or governing any subordinated Indebtedness (the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness; or (ii) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Administrative Agent, the Lenders and the L/C Issuer or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.

8.02. Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to 105% of the then Outstanding Amount thereof plus any accrued and unpaid interest thereon); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03. Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01. Appointment and Authority.  (a)  Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(a) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02. Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03. Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Loan Party, a Lender or the L/C Issuer; and

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04. Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for a Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05. Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06. Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07. Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08. No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Syndication Agent, Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09. Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers or any other Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

9.10. Collateral and Guaranty Matters.  Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank and on behalf of its Affiliates in such capacities) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements; unless the Administrative Agent has received written notice, at least two (2) Business Days prior to the proposed date of any such release of Liens, stating that arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank in respect of obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements have not been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii)  if approved, authorized or ratified in writing in accordance with Section 11.01;

(b) (i) to release any Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder and (ii) to terminate this Agreement and the other Loan Documents (other than Secured Cash Management Agreements and Secured Hedge Agreements) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements; unless the Administrative Agent has received written notice, at least two (2) Business Days prior to the proposed date of any such release of Liens, stating that arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank in respect of obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements have not been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made); and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(b).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, to release any Guarantor from its obligations under the Guarantee and Collateral Agreement, or to terminate the Loan Documents (other than Secured Cash Management Agreements and Secured Hedge Agreements), in each case, pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent will, at the

Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, to release such Guarantor from its obligations under the Guarantee and Collateral Agreement, or to evidence the termination of the Loan Documents (other than Secured Cash Management Agreements and Secured Hedge Agreements), in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11. Secured Cash Management Agreements and Secured Hedge Agreements.  No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, the Guarantee under the Guarantee and Collateral Agreement or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents (it being understood that Administrative Agent may take any and all action expressly specified in Section 9.10).  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements except to the extent (a) as expressly specified in Section 9.10 and (y) the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE X.
[INTENTIONALLY OMITTED]

ARTICLE XI.
MISCELLANEOUS

11.01. Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c)), or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;

(b) without limiting the generality of clause (a) above, waive any condition set forth in Section 4.02 as to any Credit Extension under a particular Facility without the written consent of the Required Revolving Lenders, in the case of the Revolving Credit Facility, or the Required Term Lenders, in the case of the Term Facility;

(c) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(d) postpone any date fixed by this Agreement or any other Loan Document for (i) any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment or (ii) any scheduled reduction of any Facility hereunder or under any other Loan Document without the written consent of each Appropriate Lender;

(e) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(f) change (i) the third sentence of Section 2.12(a) (or the definition of Applicable Percentage as used therein) or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender adversely affected thereby or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

(g) change (i) any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 11.01(g)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders” or “Required Term Lenders” without the written consent of each Lender under the applicable Facility;

(h) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender other than in connection with the enforcement of remedies against the Loan Parties hereunder;

(i) release all or substantially all of the value of the Guarantee made by the Guarantors under the Guarantee and Collateral Agreement, without the written consent of each Lender, except (i) in connection with the enforcement of remedies against the Loan Parties hereunder, and (ii) to the extent the release of any Subsidiary from its obligations under the

Guarantee and Collateral Agreement is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(j) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii)  the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (iv) any waiver, or modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement or such other Loan Documents of the Revolving Credit Lenders (but not the Term Lenders) or the Term Lenders (but not the Revolving Credit Lenders) may be effected by an agreement or agreements in writing entered into by the Borrowers, Parent, and the other Loan Parties and the requisite percentage in interest of such Revolving Credit Lenders and/or such Term Lenders that would be required to consent thereto under this Section if such Lenders were the only Lenders hereunder, and (v) the Administrative Agent and the Loan Parties may effect any amendment to the Loan Documents to reflect terms applicable to any Incremental Term Loan as provided in Section 2.16(g) without the consent of any other Lender.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

11.02. Notices; Effectiveness; Electronic Communications.  (a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Borrower or any other Loan Party, the Administrative Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02 of the Disclosure Schedules; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrowers may, in its or their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any

Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc.  Each of the Loan Parties, the Administrative Agent and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent and the L/C Issuer.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03. No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04. Expenses; Indemnity; Damage Waiver.   (a) Costs and Expenses.  The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrowers.  The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) any execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Borrowers’ or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders.  To the extent that the Borrowers for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, each Loan Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05. Payments Set Aside.  To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06. Successors and Assigns.  (a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)           the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)           the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment of the Revolving Credit Facility that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons.  No such assignment shall be made (A) to any Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or any Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant.  Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of

Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 11.06(b), Bank of America may, upon 30 days’ notice to the Borrowers and the Lenders, resign as L/C Issuer.  In the event of any such resignation as L/C Issuer, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07. Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National

Association of Insurance Commissioners) or in connection with any pledge or assignment permitted under Section 11.06(f), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(c) or Section 2.16(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary of a Loan Party, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08. Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting

Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09. Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10. Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11. Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12. Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13. Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

11.14. Governing Law; Jurisdiction; Etc.  (a)  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY

CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE DOMESTIC SUBSTANTIVE LAWS OF ANY OTHER STATE).

(a) SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) WAIVER OF VENUE.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

11.15. Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR

THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16. No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrowers and each of the other Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrowers, the other Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers on the other hand, (B) each of the Borrowers and each of the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrowers and each of the other Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, the other Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to the Borrowers, the other Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and each Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to the Borrowers, the other Loan Parties or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrowers and each of the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and each Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17. Electronic Execution of Assignments and Certain Other Documents.   The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.18. USA PATRIOT Act.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.  The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

11.19. Joint and Several.  Each Borrower is part of a group of affiliated Persons, and each Borrower expects to receive substantial direct and indirect benefits from the extension of the credit facility established pursuant to this Agreement.  In consideration of the foregoing, each Borrower hereby irrevocably and unconditionally agrees that it is jointly and severally liable for all of the liabilities, obligations, covenants and agreements of the Borrowers hereunder and under the other Loan Documents, whether now or hereafter existing or due or to become due. The obligations of the Borrowers under the Loan Documents may be enforced by the Administrative Agent and the Lenders against any Borrower or all Borrowers in any manner or order selected by the Administrative Agent or the Required Lenders in their sole discretion.  Each Borrower hereby irrevocably waives (i) any rights of subrogation and (ii) any rights of contribution, indemnity or reimbursement, in each case, that it may acquire or that may arise against any other Borrower due to any payment or performance made under this Agreement, in each case until all Obligations shall have been fully satisfied. Without limiting the foregoing provisions of this Section 11.19, each Borrower acknowledges and agrees that:

(a) its obligations under this Agreement and the other Loan Documents shall remain enforceable against it even though such obligations may be unenforceable or not allowable against any other Borrower due to the existence of an insolvency proceeding involving any other Borrower;

(b) its obligations under this Agreement and the other Loan Documents are independent of the obligations of any other Borrower, and a separate action or actions may be brought and prosecuted against it in respect of such obligations irrespective of whether any action is brought against any other Borrower or any other Borrower is joined in any such action or actions;

(c) it hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(i) any lack of validity or enforceability of this Agreement, any other Loan Document or any agreement or instrument relating hereto or thereto in respect of any other Borrower;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of any other Borrower under or in respect of this

Agreement, the other Loan Documents, or any other amendment or waiver of or any consent to departure from this Agreement or any other Loan Document, in respect of any other Borrower;

(iii) any change, restructuring or termination of the structure or existence of any other Borrower;

(iv) the failure of any other Person to execute or deliver any other agreement or the release or reduction of liability of any other Person with respect to any obligations of the Borrowers under this Agreement or any other Loan Document;

(v) any other circumstance (including any statute of limitations but other than the Obligations having been fully satisfied) or any existence of or reliance on any representation by any other Person that might otherwise constitute a defense available to, or a discharge of, any other Borrower; or

(vi) the application of any Loan proceeds to, or the extension of any other credit for the benefit of, any other Borrower, any other Loan Party, or any of their Subsidiaries;

(d) its obligations under this Agreement and the other Loan Documents shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any such obligations is rescinded or must otherwise be returned by any Person upon the insolvency, bankruptcy or reorganization of any other Borrower, all as though such payment had not been made; and

(e) it hereby unconditionally and irrevocably waives any right to revoke its joint and several liability under the Loan Documents and acknowledges that such liability is continuing in nature and applies to all obligations of the Borrowers under the Loan Documents, whether existing now or in the future.

11.20. Release of Collateral.  (a) In connection with any permitted Asset Sale (certified as such by the applicable Loan Party) and promptly following the reasonable written request of any Loan Party, which request shall be accompanied by, to the extent necessary, a report supplementing Schedule 5.08(c) of the Disclosure Schedules, and a description of changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete, such report to be signed by a Responsible Officer of each Borrower and to be in a form reasonably satisfactory to the Administrative Agent, the Administrative Agent will execute and deliver documents prepared by such Loan Party and appropriate under local law, to release any mortgage, filing under the Uniform Commercial Code of the applicable state or other Lien arising under any Loan Document, as to any asset to be sold under such permitted Asset Sale.

(b) Promptly following the written reasonable request of a Loan Party from time to time, Administrative Agent will execute and deliver documents: (i) to consent to, or subordinate any mortgage, filing under the Uniform Commercial Code of the applicable state, or other security interest arising under any Loan Document to, any Permitted Real Estate Lien that such Loan Party determines, in the exercise of its reasonable business judgment, is in the interest of such Loan Party’s business on any Mortgaged Property and (ii) required in connection with the subdivision of any Mortgaged Property.

(c) In furtherance of, and not in limitation of authorizations contained in Section 9.10, each of the Lenders and the L/C Issuer agrees to the foregoing provisions of this Section 11.20 and irrevocably authorizes the Administrative Agent, at its option and in its discretion, to executed and deliver any such releases or subordinations in accordance with the provisions of this Section 11.20.

(d) In connection with the foregoing, the Borrowers shall provide the Administrative Agent a report supplementing Schedule 5.08(c) of the Disclosure Schedules and a description of changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete, such report to be signed by a Responsible Officer of each Borrower and to be in a form reasonably satisfactory to the Administrative Agent.

11.21. Waivers of Continuing Lenders.  (a)  Each of the undersigned Continuing Lenders hereby acknowledges and agrees that the Borrowers have offered to prepay, on the Closing Date, all Existing Term Loans under the Existing Credit Agreement pursuant to Section 2.09 thereof.  Notwithstanding such offer, the Continuing Lenders hereby waive such prepayment as to all Continuing Term Loans, such that all Continuing Term Loans shall continue, subject to the terms and conditions set forth in this Agreement, as Term Loans under this Agreement.

(b) Each of the Continuing Lenders hereby waives any notice requirement contained in Section 2.09 of the Existing Credit Agreement to effect a prepayment of the Existing Term Loans and a reduction of the Total Credit Linked Deposits on the Closing Date.

(c) In furtherance of the foregoing, each Lender (other than the Continuing Lenders) hereby acknowledges and agrees to the foregoing and acknowledges that the Borrowers shall be permitted to prepay, on the Closing Date, all Existing Term Loans (other than Continuing Term Loans) under the Existing Credit Agreement pursuant to Section 2.09 thereof.

11.22. Amendment and Restatement.  On the Closing Date, this Agreement shall amend, restate and supersede the Existing Credit Agreement in its entirety, except as provided in this Section 11.22.  On the Closing Date, the rights and obligations of the parties evidenced by the Existing Credit Agreement shall be evidenced by this Agreement and the other Loan Documents and the giving of guarantees and the grant of security interests in and Liens on the Collateral by the relevant Loan Parties under the “Loan Documents” (as defined in the Existing Credit Agreement) shall continue under but as amended by this Agreement and the other Loan Documents, and shall not in any event be terminated, extinguished or annulled but shall hereafter be governed by this Agreement and the other Loan Documents.  All references to the Existing Credit Agreement in any Loan Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto and all Continuing Term Loans shall be deemed to have been made pursuant hereto.  Without limiting the generality of the foregoing and to the extent necessary, the Existing Lenders (including the Continuing Lenders) and Bank of America, in its capacity as the administrative agent and collateral agent thereunder reserve all of their rights under the Existing Credit Agreement and the other “Loan Documents” (as defined in the Existing Credit Agreement) which by their express terms survive the termination of the Existing Credit Agreement and each of the Loan Parties hereby obligates itself again in respect of all such present and future “Obligations” (as defined in the Existing Credit Agreement).  Nothing contained herein shall be construed as a novation of the “Obligations” outstanding under and as defined in the Existing Credit Agreement, which shall remain in full force and effect, except as modified hereby.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Borrowers:

DENNY’S, INC.

By:      /s/  Timothy E. Flemming
Title:   Senior Vice President

DENNY’S REALTY, LLC
By: DFO, LLC, its Sole Member
By: Denny’s Inc., its Sole Member

By:      /s/  Timothy E. Flemming
Name: Timothy E. Flemming
Title:   Senior Vice President

Guarantors:

DENNY’S CORPORATION

By:     /s/  Timothy E. Flemming
Name: Timothy E. Flemming
Title:   Senior Vice President

DENNY’S HOLDINGS, INC.

By:       /s/  Samuel S. Sontag
Name: Samuel S. Sontag
Title:   President

DFO, LLC
By: Denny’s Inc., its Sole Member

By:      //s/  Timothy E. Flemming
Name: Timothy E. Flemming
Title:   Senior Vice President

Administrative Agent:

BANK OF AMERICA, N.A.

By:      /s/  William A. Cessna
Name: William A. Cessna
Title:   Vice President

Lenders:

BANK OF AMERICA, N.A., as a Lender

By:      /s/  John H. Schmidt
Name: John H. Schmidt
Title:   Vice President

WELLS FARGO BANK, N.A., as a Lender

By:      /s/  Stephen A. Leon
Name: Stephen A. Leon
Title:   Managing Director

Lenders (cont’d):

AMMC CLO IV, LIMITED
By: American Money Management Corp.,
as Collateral Manager

By:      /s/  David P. Meyer
Name: David P. Meyer
Title:   Senior Vice President

Lenders (cont’d):

AMMC CLO VI, LIMITED
By: American Money Management Corp.,
as Collateral Manager

By:      /s/  David P. Meyer
Name: David P. Meyer
Title:   Senior Vice President

Lenders (cont’d):

AMMC VII, LIMITED
By: American Money Management Corp.,
as Collateral Manager

By:      /s/  David P. Meyer
Name: David P. Meyer
Title:   Senior Vice President

Lenders (cont’d):

AMMC VIII, LIMITED
By: American Money Management Corp.,
as Collateral Manager

By:      /s/  David P. Meyer
Name: David P. Meyer
Title:   Senior Vice President

Lenders (cont’d):

Cratos CLO I, Ltd.
By: Cratos CDO Management, LLC
As Attorney-in-Fact
By: JMP Credit Advisors LLC
Its Manager

By:      /s/  Renee Lefebvre
Name: Renee Lefebvre
Title:   Managing Director

Lenders (cont’d):

ING Prime Rate Trust
ING Investment Management CLO I, LTD.

By: ING Investment Management Co.,
as its investment manager

ING Investment Management CLO II, LTD.
ING Investment Management CLO IV, LTD.

By: ING Alternative Asset Management LLC,
as its investment manager

ING Investment Trust Co. Plan for Employee Benefit
Investment Funds - Senior Loan Fund
By: ING Investment Trust Co. as it trustee

By:      /s/  Brian S. Horton
Name: Brian S. Horton
Title:   Senior Vice President

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:  ___________, _____

To:           Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of September 30, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among DENNY’S, INC., a California corporation (“Denny’s”), DENNY’S REALTY, LLC, a Delaware limited liability company (“Denny’s Realty” and, together with Denny’s, collectively, the “Borrowers” and each, individually, a “Borrower”), DENNY’S CORPORATION, a Delaware corporation (“Parent”), DENNY’S HOLDINGS, INC., a New York corporation (“Denny’s Holdings”), DFO, LLC, a Delaware limited liability company (“DFO” and, together with Parent, Denny’s Holdings and each other guarantor from time to time party thereto, collectively, the “Guarantors”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

Each of the undersigned hereby requests (select one):

❒  A Borrowing of [Revolving Credit][Term] Loans

r  A conversion or continuation of [Revolving Credit][Term] Loans

1.           On                                                                (a Business Day).

2.           In the amount of $

3.           Comprised of
[Type of Loan requested]

4.           For Eurodollar Rate Loans:  with an Interest Period of           months.

[The Revolving Credit Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(b) of the Agreement.]1

1           Include this sentence in the case of a Revolving Credit Borrowing.

A - 1

Each Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a) and (b) shall be satisfied on and as of the date of the applicable Credit Extension.

DENNY’S, INC.

By:
Name:
Title:

DENNY’S REALTY, LLC
By: DFO, LLC, its Sole Member
By: DENNY’S, INC., its Sole Member

By:
Name:
Title:

A - 2

EXHIBIT B

FORM OF TERM NOTE

___________, ____

FOR VALUE RECEIVED, each of the undersigned (collectively, the “Borrowers”), hereby, jointly and severally, unconditionally promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Term Loan made by the Lender to the Borrowers under that certain Second Amended and Restated Credit Agreement, dated as of September 30, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrowers, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

Each of the Borrowers promises to pay interest on the unpaid principal amount of the Term Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term Note is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Term Note is also entitled to the benefits of the Guarantee and Collateral Agreement and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  The Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Each of the Borrowers, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE DOMESTIC SUBSTANTIVE LAWS OF ANY OTHER STATE).

DENNY’S, INC.

By:
Name:
Title:

DENNY’S REALTY, LLC
By: DFO, LLC, its Sole Member
By: DENNY’S, INC., its Sole Member

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C

FORM OF REVOLVING CREDIT NOTE

___________, ____

FOR VALUE RECEIVED, each of the undersigned (collectively, the “Borrowers”), hereby, jointly and severally, unconditionally promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrowers under that certain Second Amended and Restated Credit Agreement, dated as of September 30, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrowers, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

Each of the Borrowers promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Revolving Credit Note is also entitled to the benefits of the Guarantee and Collateral Agreement and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

Each of the Borrowers, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE DOMESTIC SUBSTANTIVE LAWS OF ANY OTHER STATE).

DENNY’S, INC.

By:
Name:
Title:

DENNY’S REALTY, LLC
By: DFO, LLC, its Sole Member
By: DENNY’S, INC., its Sole Member

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:  ________, ____

To:           Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of September 30, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among DENNY’S, INC., a California corporation (“Denny’s”), DENNY’S REALTY, LLC, a Delaware limited liability company (“Denny’s Realty” and, together with Denny’s, collectively, the “Borrowers” and each, individually, a “Borrower”), DENNY’S CORPORATION, a Delaware corporation (“Parent”), DENNY’S HOLDINGS, INC., a New York corporation (“Denny’s Holdings”), DFO, LLC, a Delaware limited liability company (“DFO” and, together with Parent, Denny’s Holdings and each other guarantor from time to time party thereto, collectively, the “Guarantors”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

The undersigned Responsible Officer2 hereby certifies as of the date hereof that he/she is the ___________________________________ of Parent, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of Parent, the Borrowers and the other Loan Parties, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.           Parent has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of Parent ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.           Parent has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of Parent ended as of the above date.  Such financial statements fairly present the financial condition, results of operations and cash flows of Parent and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.           The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review

2           This certificates must be from the chief executive officer, chief financial officer, treasurer or controller of Parent.

of the transactions and condition (financial or otherwise) of each of Parent, the Borrowers and the other Loan Parties during the accounting period covered by such financial statements.

3.           A review of the activities of Parent, the Borrowers and the other Loan Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Parent, the Borrowers and the other Loan Parties performed and observed all of their respective Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period each of Parent, the Borrowers and the other Loan Parties performed and observed each covenant and condition of the Loan Documents applicable to such Person, and no Default has occurred and is continuing.]

--or--

[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.           The representations and warranties of Parent, the Borrowers and the other Loan Parties contained in Article V of the Agreement and all representations and warranties of the Loan Parties that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.           The financial covenant analyses and information set forth on Schedules 1, 2, 3 and 4 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as

of                               ,                     .

DENNY’S CORPORATION, as Parent

By:
Name:
Title:

For the Quarter/Year ended ___________________, ____ (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.           Section 7.11(a) – Consolidated Leverage Ratio.

A.	Consolidated Funded Indebtedness at Statement Date:	$______

B.	Consolidated EBITDA for Measurement Period ending on above date (“Subject Period”) (Part A of Schedule II):	$______

C.	Consolidated Leverage Ratio (Line I.A ÷ Line I.B):	____ to 1

Maximum Permitted:

Measurement Period Ending On or About:	Maximum Consolidated Leverage Ratio
December 31, 2010	4.25 to 1.00
March 31, 2011	4.25 to 1.00
June 30, 2011	4.25 to 1.00
September 30, 2011	4.00 to 1.00
December 31, 2011	3.75 to 1.00
March 31, 2012	3.75 to 1.00
June 30, 2012	3.75 to 1.00
September 30, 2012	3.75 to 1.00
December 31, 2012	3.50 to 1.00
March 31, 2013	3.50 to 1.00
June 30, 2013	3.50 to 1.00
September 30, 2013	3.50 to 1.00
December 31, 2013	3.25 to 1.00
March 31, 2014	3.25 to 1.00
June 30, 2014	3.25 to 1.00
September 30, 2014	3.25 to 1.00
December 31, 2014 and each fiscal quarter thereafter	3.00 to 1.00

II.           Section 7.11(b) – Consolidated Lease Adjusted Leverage Ratio.

A.	Consolidated Funded Indebtedness at Statement Date:	$______

B.	Consolidated Lease Expense for Subject Period:	$______

C.	Consolidated EBITDAR for Subject Period:

1.	Consolidated EBITDA for Subject Period (Part A of Schedule II):	$______

2.	Consolidated Lease Expense for Subject Period (to the extent deducted in determining Consolidated Net Income for Subject Period):	$______

3.	Consolidated EBITDAR (Lines II.C.1 + 2):	$______

D.	Consolidated Lease Adjusted Leverage Ratio ([Line II.A + [8 x Line II.B]] ÷ [Line II.C.3]):	____ to 1

Maximum Permitted:
Measurement Period Ending On or About:	Maximum Consolidated Lease Adjusted Leverage Ratio
December 31, 2010	5.00 to 1.00
March 31, 2011	5.00 to 1.00
June 30, 2011	5.00 to 1.00
September 30, 2011	4.75 to 1.00
December 31, 2011	4.50 to 1.00
March 31, 2012	4.50 to 1.00
June 30, 2012	4.50 to 1.00
September 30, 2012	4.50 to 1.00
December 31, 2012	4.25 to 1.00
March 31, 2013	4.25 to 1.00
June 30, 2013	4.25 to 1.00
September 30, 2013	4.25 to 1.00
December 31, 2013	4.00 to 1.00
March 31, 2014	4.00 to 1.00
June 30, 2014	4.00 to 1.00
September 30, 2014	4.00 to 1.00
December 31, 2014 and each fiscal quarter thereafter	3.75 to 1.00

III.           Section 7.11 (c) – Consolidated Fixed Charge Coverage Ratio.

A.	Consolidated EBITDA for Subject Period (Part A of Schedule II):	$______

B.	Consolidated Lease Expense for Subject Period (Line II.B):	$______

C.	Consolidated Cash Interest Expense for Subject Period (Part B of Schedule II):	$______

D.	Consolidated Fixed Charge Coverage Ratio ([Line III.A + Line III.B] ÷ [Line III.B + Line III.C]):	____ to 1

Minimum Required:
Measurement Period Ending On or About:	Minimum Consolidated Fixed Charge Coverage Ratio
December 31, 2010	2.00 to 1.00
March 31, 2011	2.00 to 1.00
June 30, 2011	2.00 to 1.00
September 30, 2011	2.00 to 1.00
December 31, 2011	2.25 to 1.00
March 31, 2012	2.25 to 1.00
June 30, 2012	2.25 to 1.00
September 30, 2012	2.25 to 1.00
December 31, 2012 and each fiscal quarter thereafter	2.75 to 1.00

IV.	Section 7.12 -- Capital Expenditures.

	A.	Consolidated Capital Expenditures made during fiscal year to date:	$______

	B.	Consolidated Capital Expenditures that could have been made during prior fiscal year but which were not made (> $_______________):	$______

	C.	Maximum permitted Consolidated Capital Expenditures ($_____________ + [Line IV.B ÷ 2]):	$______

	D.	Excess (deficient) for covenant compliance (Line IV.C – IV.A):	$______

Maximum Permitted:

Fiscal Year	Amount
2011	$40,000,000
2012 and each fiscal year thereafter	$30,000,000

For the Quarter/Year ended ___________________, ____ (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

A. Consolidated EBITDA3 for Subject Period:
Consolidated Net Income for Subject Period:	$____________
(a)plus, the sum of each of the following for such Subject Period (to the extent deducted in calculating Consolidated Net Income):
1. Consolidated Interest Expense:	$____________
2. Federal, state, local and foreign income taxes:	$____________
3. depreciation expense:
4. amortization expense:	$____________
5. other non-cash charges (including, without limitation, stock compensation expenses, deferred compensation adjustments, impairment charges, restructuring and exit costs and other non-operating expenses (income))

$____________
6. cumulative effect of any change in accounting principles:	$____________
7. net loss attributable to an Asset Sale:	$____________
8. non-recurring expenses related to the Transactions:	$____________
9. one-time cash charges for legal and other advisory fees and expenses incurred in connection with a proxy vote during the twelve (12) month period immediately prior to the Closing Date in an aggregate amount not to exceed $2,500,000:

$____________
10. cash charges incurred in connection with severance payments made to the Person whose employment with the Parent, as Chief Executive Officer of Parent, ended prior to the Closing Date, in an aggregate amount not to exceed $3,200,000:

$____________
11. lease buy-out payments in an amount not to exceed $1,000,000:	$____________
(b)minus, the sum of each of the following for such Subject Period (to the extent included in calculating Consolidated Net Income):
1. cash expended in respect of any non-cash charges included in item (a)(5) (for current Subject Period or any prior period) in determining Consolidated EBITDA	$____________
2. any net gain from an Asset Sale:	$____________
3. Federal, state, local and foreign income tax credits:	$____________
4. other non-cash items increasing Consolidated Net Income	$____________

Total:	$____________

3 after the occurrence of any acquisition of any person by Parent or any Subsidiary of Parent, Consolidated EBITDA for each Measurement Period that includes the date of occurrence of such acquisition will, solely for purposes of determining compliance with Section 7.11, be determined on a pro forma basis, based on the actual historical results of operations of such Person, as if such acquisition had occurred on the first day of such Measurement Period

B. Consolidated Cash Interest Expense for Subject Period:
Consolidated Interest Expense for Subject Period:	$____________
(b)minus, the sum, without duplication, of the following for such Subject Period:
1. interest not paid in cash in connection with the incurrence of Indebtedness to the extent included in interest expense in accordance with GAAP	$____________
2. interest expense related to discounted liabilities that is treated as interest in accordance with GAAP	$____________

Total:	$____________

For the Quarter/Year ended ___________________, ____ (“Statement Date”)

SCHEDULE 3
to the Compliance Certificate
($ in 000’s)

Summary of Asset Sales

[To be Agreed to by Parent and the Administrative Agent, and in Form and Substance Reasonably Satisfactory to the Administrative Agent]

For the Quarter/Year ended ___________________, ____ (“Statement Date”)

SCHEDULE 4
to the Compliance Certificate
($ in 000’s)

Summary of Equity Issuances and Capital Contributions

[To be Agreed to by Parent and the Administrative Agent, and in Form and Substance Reasonably Satisfactory to the Administrative Agent]

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]4 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]5 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]6 hereunder are several and not joint.]7  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

4           For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

5  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

6  Select as appropriate.

7  Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.           Assignor[s]:          ______________________________

______________________________

2.           Assignee[s]:          ______________________________

______________________________
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.   Borrowers:   Denny’s, Inc., a California corporation and Denny’s Realty, LLC, a Delaware limited liability company

4.   Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.   Credit Agreement:    Second Amended and Restated Credit Agreement, dated as of September 30, 2010, among the Borrowers, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer

6.           Assigned Interest:

Assignor[s]8	Assignee[s]9	Facility Assigned10	Aggregate Amount of Commitment/Loans for all Lenders11	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans12	CUSIP Number

		____________	$________________	$_________	____________%
		____________	$________________	$_________	____________%
		____________	$________________	$_________	____________%

[7.           Trade Date:                                __________________]13

Effective Date:  __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

8           List each Assignor, as appropriate.

9           List each Assignee, as appropriate.

10           Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term A Commitment”, etc.).

11  Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

12           Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

13           To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]14 Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Name:
Title:

[Consented to:]15

DENNY’S, INC.

By:
Name:
Title:

14           To be added only if the consent of the Administrative Agent is required by the terms of the Agreement.

15           To be added only if the consent of the Borrowers and/or other parties (e.g. L/C Issuer) is required by the terms of the Agreement.

DENNY’S REALTY, LLC
By: DFO, LLC, its Sole Member
By: DENNY’S, INC., its Sole Member

By:
Name:
Title:

BANK OF AMERICA, N.A., as

L/C Issuer

By:
Name:
Title:

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1.           Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.           Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT F

FORM OF MORTGAGE

DEED OF TRUST, ASSIGNMENT OF LEASES AND RENTS,
SECURITY AGREEMENT AND FINANCING STATEMENT

From

[________________________]

To

[__________________________]

as Trustee for the benefit of

BANK OF AMERICA, N.A.

__________________________________________________

Dated:         [______________________], 2010
Premises:   [______________________]
  [______________________]

__________________________________________________

THIS DEED OF TRUST, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FINANCING STATEMENT dated as of [____________________] (this “Deed of Trust”), by [____________________, a _____________], having an office at [______________________] (the “Trustor”), to [_______________________], having an office at [________________________], as trustee (“Trustee”) for the benefit of BANK OF AMERICA, N.A., a national association, having an office at One Independence Center, 101 N. Tryon St., Charlotte, NC 28255-0001 (the “Beneficiary”), as Administrative Agent for the Secured Parties (as such terms are defined below).

WITNESSETH THAT:

Reference is made to (i) that certain Second Amended and Restated Credit Agreement dated as of September 30, 2010, among Denny’s, Inc., a California corporation, Denny’s Realty, LLC, a Delaware limited liability company (each of the foregoing, individually, a “Borrower” and, jointly and severally, and collectively, the “Borrowers”), Denny’s Corporation, a Delaware corporation, Denny’s Holdings, Inc., a New York corporation, DFO, LLC, a Delaware limited liability company, the Lenders (as defined in the introductory paragraph of the Second Amended and Restated Credit Agreement), Bank of America, N.A., as administrative agent and collateral agent (in such capacity, the “Administrative Agent”) and as issuing bank with respect to letters of credit (in such capacity, the “Issuing Bank”) for the Lenders, pursuant to which the Lenders have agreed to make term loans, a revolving credit facility and a letter of credit sub-facility to the Borrowers (as such Second Amended and Restated Credit Agreement is originally executed, or if varied, supplemented, amended or restated from time to time, as so varied, supplemented, amended or restated, the “Credit Agreement”), and (ii) that certain Second Amended and Restated Guarantee and Collateral Agreement dated as of September 30, 2010 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), among the Borrowers, the Guarantors and the Administrative Agent.  Capitalized terms used but not defined herein have the meanings given to them in the Credit Agreement (or the Guarantee and Collateral Agreement if so designated).

In the Credit Agreement, (i) the Lenders have agreed to make (a) term loans (the “Term Loans”) to the Borrowers and (b) revolving loans (the “Revolving Loans” and, together with the Term Loans, the “Loans”) to the Borrowers and (ii) the Issuing Bank has issued or agreed to issue from time to time Letters of Credit for the account of the Borrowers, in each case pursuant to, upon the terms, and subject to the conditions specified in, the Credit Agreement.  Amounts paid in respect to the Term Loans may not be reborrowed.  Subject to the terms of the Credit Agreement, Borrowers may borrow, prepay and reborrow the Revolving Loans.

Trustor, along with [_______________], is the Borrower and will derive substantial benefit from the making of the Loans by the Lenders and the issuance of the Letters of Credit by the Issuing Bank.  In order to induce the Lenders to make the Loans and the Issuing Bank to issue Letters of Credit, the Trustor has agreed to grant this Deed of Trust to secure, among other things, the due and punctual payment and performance of all of the obligations of the Borrowers under the Credit Agreement.

The obligations of the Lenders to make the Loans and of the Issuing Bank to issue Letters of Credit are conditioned upon, among other things, the execution and delivery by the Trustor of this Deed of Trust in the form hereof to secure all of the “Obligations” (as defined in the Credit Agreement), including, without limitation, (a) the due and punctual payment and performance of all obligations under each Secured Hedge Agreement, (b) the due and punctual payment and performance of all obligations in respect of Secured Cash Management Agreements, (c) the due and punctual payment by the Borrowers of the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership, or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (d) the due and punctual payment by the Loan Parties of all other monetary obligations of any Loan Party to any of the Secured Parties under the Credit Agreement and each of the other Loan Documents, including obligations to pay fees, expense and reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (e) due and punctual performance of all other obligations of the Borrowers under or pursuant to the Credit Agreement and each of the other Loan Documents, and (f) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to the Credit Agreement, this Deed of Trust and each of the other Loan Documents (all the monetary and other obligations referred to in this paragraph (including clauses (a) through (f) above) being referred to collectively as the “Obligations”).

As used in this Deed of Trust, the term “Secured Parties” shall mean the Secured Parties, as defined in the Credit Agreement, and the successors and assigns of any Secured Party.

Pursuant to the requirements of the Credit Agreement, the Trustor is granting this Deed of Trust to create liens on and security interest in the Trust Property (as hereinafter defined) to secure the performance and payment by the Trustor of the Obligations.  The Credit Agreement also requires the granting by other Loan Parties of mortgages, deeds of trust and/or deeds to secure debt (the “Other Mortgages”) that create liens on and security interests in certain real and personal property other than the Trust Property to secure the performance of the Obligations.

This Deed of Trust secures all debt and Obligations of the Borrower, Guarantors, and their affiliates, as the same may be refinanced, modified, and amended from time to time, which are incurred pursuant to or described in the Credit Agreement, as it may be amended and restated.  The Obligations shall include, without limitation, all refinancings, extensions or reissuance of the Loans or any Letter of Credit, together with any other undertakings by the Loan Parties under the Credit Agreement. The parties intend for Secured Parties and Obligations to be construed in the broadest possible sense so as to allow this Deed of Trust to secure the senior secured debt of the Loan Parties, including, without limitation, debt which extends beyond the original maturity date of the Credit Agreement. There shall be no impairment or termination of this Deed of Trust as a result of any interest of the Lenders, Secured Parties, Administrative Agent, Issuing Bank, Beneficiary, or any of them, being assigned, consolidated or eliminated. Notwithstanding the foregoing, (i) any transfer of interest or modification of Obligations shall be subject to and as provided in the Credit Agreement and other Loan Documents, and (ii) no debt or obligations which arise outside the Credit Agreement and which are not incorporated into the Credit Agreement in accordance with the terms thereof shall be secured by this Deed of Trust.

Granting Clauses

NOW, THEREFORE, IN CONSIDERATION OF the foregoing and in order to secure the due and punctual payment and performance of the Obligations for the benefit of the Secured Parties, Trustor hereby grants, conveys, mortgages, assigns and pledges to the Trustee, IN TRUST FOREVER, with power of sale, for the benefit of the Beneficiary, a mortgage lien on and a security interest in, all the following described property (the “Trust Property”) whether now owned or held or hereafter acquired:

(1)           the land more particularly described on Exhibit A hereto (the “Land”), together with all rights appurtenant thereto, including the easements over certain other adjoining land granted by any easement agreements, covenant or restrictive agreements and all air rights, mineral rights, water rights, oil and gas rights and development rights, if any, relating thereto, and also together with all of the other easements, rights, privileges, interests, hereditaments and appurtenances thereunto belonging or in any way appertaining and all of the estate, right, title, interest, claim or demand whatsoever of Trustor therein and in the streets and ways adjacent thereto, either in law or in equity, in possession or expectancy, now or hereafter acquired (the “Premises”);

(2)           all buildings, improvements, structures, paving, parking areas, walkways and landscaping now or hereafter erected or located upon the Land, and all fixtures of every kind and type affixed to the Premises or attached to or forming part of any structures, buildings or improvements and replacements thereof now or hereafter erected or located upon the Land (the “Improvements”);

(3)           to the extent owned by Trustor, all apparatus, movable appliances, building materials, equipment, fittings, furnishings, furniture, machinery and other articles of tangible personal property of every kind and nature, and replacements thereof, now or at any time hereafter placed upon or used in any way in connection with the use, enjoyment, occupancy or operation of the Improvements or the Premises, including all of Trustor’s books and records relating thereto and including all pumps, tanks, goods, machinery, tools, equipment, lifts (including fire sprinklers and alarm systems, fire prevention or control systems, cleaning rigs, air conditioning, heating, boilers, refrigerating, electronic monitoring, water, loading, unloading, lighting, power, sanitation, waste removal, entertainment, communications, computers, recreational, window or structural, maintenance, truck or car repair and all other equipment of every kind), restaurant, bar and all other indoor or outdoor furniture (including tables, chairs, booths, serving stands, planters, desks, sofas, racks, shelves, lockers and cabinets), bar equipment, glasses, cutlery, uniforms, linens, memorabilia and other decorative items, furnishings, appliances, supplies, inventory, rugs, carpets and other floor coverings, draperies, drapery rods and brackets, awnings, venetian blinds, partitions, chandeliers and other lighting fixtures, freezers, refrigerators, walk-in coolers, signs (indoor and outdoor), computer systems, cash registers and inventory control systems, and all other apparatus, equipment, furniture, furnishings, and articles used in connection with the use or operation of the Improvements or the Premises, it being understood that the enumeration of any specific articles of property shall in no way result in or be held to exclude any items of property not specifically mentioned (the property referred to in this subparagraph (3), the “Personal Property”);

(4)           all general intangibles owned by Trustor and relating to design, development, operation, management and use of the Premises or the Improvements, all certificates of occupancy, zoning variances, building, use or other permits, approvals, authorizations and consents obtained from and all materials prepared for filing or filed with any governmental agency in connection with the development, use, operation or management of the Premises and Improvements, all construction, service, engineering, consulting, leasing, architectural and other similar contracts concerning the design, construction, management, operation, occupancy and/or use of the Premises and Improvements, all architectural drawings, plans, specifications, soil tests, feasibility studies, appraisals, environmental studies, engineering reports and similar materials relating to any portion of or all of the Premises and Improvements, and all payment and performance bonds or warranties or guarantees relating to the Premises or the Improvements, all to the extent assignable (the “Permits, Plans and Warranties”);

(5)           all now or hereafter existing leases or licenses (under which Trustor is landlord or licensor) and subleases (under which Trustor is sublandlord), concession, management, mineral or other agreements of a similar kind that permit the use or occupancy of the Premises or the Improvements for any purpose in return for any payment, or the extraction or taking of any gas, oil, water or other minerals from the Premises in return for payment of any fee, rent or royalty (collectively, “Leases”), and all agreements or contracts for the sale or other disposition of all or any part of the Premises or the Improvements, now or hereafter entered into by Trustor, together with all charges, fees, income, issues, profits, receipts, rents, revenues or royalties payable thereunder (“Rents”);

(6)           all real estate tax refunds and all proceeds of the conversion, voluntary or involuntary, of any of the Trust Property into cash or liquidated claims (“Proceeds”), including Proceeds of insurance maintained by the Trustor and condemnation awards, any awards that may become due by reason of the taking by eminent domain or any transfer in lieu thereof of the whole or any part of the Premises or Improvements or any rights appurtenant thereto, and any awards for change of grade of streets, together with any and all moneys now or hereafter on deposit for the payment of real estate taxes, assessments or common area charges levied against the Trust Property, unearned premiums on policies of fire and other insurance maintained by the Trustor covering any interest in the Trust Property or required by the Credit Agreement; and

(7)           all extensions, improvements, betterments, renewals, substitutes and replacements of and all additions and appurtenances to, the Land, the Premises, the Improvements, the Personal Property, the Permits, Plans and Warranties and the Leases, hereinafter acquired by or released to the Trustor or constructed, assembled or placed by the Trustor on the Land, the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case, without any further mortgage, deed of trust, conveyance, assignment or other act by the Trustor, all of which shall become subject to the lien of this Deed of Trust as fully and completely, and with the same effect, as though now owned by the Trustor and specifically described herein.

TO HAVE AND TO HOLD the Trust Property unto the Trustee, its successors and assigns, for the ratable benefit of the Secured Parties, forever, subject only to Permitted Real Estate Liens and to satisfaction and release as provided in Section 3.04, IN TRUST NEVERTHELESS, upon the terms and trust herein set forth for the benefit and security of the Beneficiary (for the ratable benefit of the Secured Parties in accordance with the terms of the Credit Agreement).

ARTICLE I

Representations, Warranties and Covenants of Trustor

Trustor agrees, covenants, represents and/or warrants as follows:

SECTION 1.01.   Title, Mortgage Lien.  (a)  Trustor has good and marketable fee simple title to the Trust Property, subject only to Permitted Real Estate Liens.

(b) The execution and delivery of this Deed of Trust is within Trustor’s corporate powers and has been duly authorized by all necessary corporate, and, if required, stockholder action.  This Deed of Trust has been duly executed and delivered by Trustor and constitutes a legal, valid and binding obligation of Trustor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c) The execution, delivery and recordation of this Deed of Trust (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect the lien of this Deed of Trust, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of Trustor or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon Trustor or its assets, or give rise to a right thereunder to require any payment to be made by Trustor, and (iv) will not result in the creation or imposition of any Lien on any asset of Trustor, except the lien of this Deed of Trust.

(d) This Deed of Trust and the Uniform Commercial Code Financing Statements described in Section 1.09 of this Deed of Trust, when duly recorded in the public records identified in the Perfection Certificate will create a valid, perfected and enforceable lien upon and security interest in all of the Trust Property.

(e) Trustor will forever warrant and defend its title to the Trust Property, the rights of Beneficiary therein under this Deed of Trust and the validity and priority of the lien of this Deed of Trust thereon against the claims of all persons and parties except those having rights under Permitted Real Estate Liens to the extent of those rights.

SECTION 1.02.   Credit Agreement.  This Deed of Trust is given pursuant to the Credit Agreement.  Trustor expressly covenants and agrees to pay when due, and to timely perform, and to cause the other Loan Parties to pay when due, and to timely perform, the Obligations in accordance with the terms of the Loan Documents.

SECTION 1.03.   Payment of Taxes and Other Obligations.  (a)  Trustor will pay and discharge from time to time prior to the time when the same shall become delinquent, and before any interest or penalty accrues thereon or attaches thereto, all Taxes and other obligations with respect to the Trust Property or any part thereof or upon the Rents from the Trust Property or arising in respect of the occupancy, use or possession thereof in accordance with, and to the extent required by, the Credit Agreement.

(b) In the event of the passage of any state, Federal, municipal or other governmental law, order, rule or regulation subsequent to the date hereof (i) deducting from the value of real property for the purpose of taxation any lien or encumbrance thereon or in any manner changing or modifying the laws now in force governing the taxation of this Deed of Trust or debts secured by mortgages or deeds of trust (other than laws governing income, franchise and similar taxes generally) or the manner of collecting taxes thereon and (ii) imposing a tax to be paid by Trustee or Beneficiary, either directly or indirectly, on this Deed of Trust or any of the Loan Documents, or requiring an amount of taxes to be withheld or deducted therefrom, Trustor will promptly (i) notify Beneficiary of such event, (ii) enter into such further instruments as Beneficiary may determine are reasonably necessary or desirable to obligate Trustor to make any additional payments necessary to put the Lenders and Secured Parties in the same financial position they would have been if such law, order, rule or regulation had not been passed and (iii) make such additional payments to Beneficiary for the benefit of the Lenders and Secured Parties.

SECTION 1.04.   Maintenance of Trust Property.  Trustor will maintain the Improvements and the Personal Property in the manner required by the Credit Agreement.

SECTION 1.05.   Insurance.  Trustor will keep or cause to be kept the Improvements and Personal Property insured against such risks and shall purchase such additional insurance as may be required from time to time pursuant to Section 6.07 of the Credit Agreement.  Federal Emergency Management Agency Standard Flood Hazard Determination Forms will be purchased by Trustor for each Trust Property.  If any portion of the Trust Property is located in an area identified as a special flood hazard area by Federal Emergency Management Agency or other applicable agency, Trustor will purchase flood insurance in an amount satisfactory to Beneficiary, but in no event less than the maximum limit of coverage available under the National Flood Insurance Act of 1968, as amended.

SECTION 1.06.   Casualty Condemnation/Eminent Domain.  Trustor shall give Beneficiary prompt written notice of any casualty or other insured damage to any material portion of the Trust Property or any proceeding for the taking of the Trust Property or any portion thereof or interest therein under power of eminent domain or by condemnation or any similar proceeding in accordance with, and to the extent required by, Section 6.03 of the Credit

Agreement.  Any Net Cash Proceeds received by or on behalf of the Trustor in respect of any such casualty, damage or taking shall constitute trust funds held by the Trustor for the benefit of the Secured Parties to be applied to repair, restore or replace the Trust Property or, if a prepayment event shall occur with respect to any such Net Cash Proceeds, to be applied in accordance with Section 2.05 of the Credit Agreement.

SECTION 1.07.   Assignment of Leases and Rents.  (a)  Trustor hereby irrevocably and absolutely grants, transfers and assigns all of its right title and interest in all Leases, together with any and all extensions and renewals thereof, to Trustee for purposes of securing and discharging the performance by Trustor of the Obligations.  Trustor has not assigned or executed any assignment of, and will not assign or execute any assignment of, any Leases or the Rents payable thereunder to anyone other than Trustee for the benefit of the Beneficiary.

(b) All Leases shall be subordinate to the lien of this Deed of Trust.  Trustor will not enter into, modify or amend any Lease if such Lease, as entered into, modified or amended will not be subordinate to the lien of this Deed of Trust.

(c) Subject to Section 1.07(d), Trustor has assigned and transferred to Trustee all of Trustor’s right, title and interest in and to the Rents now or hereafter arising from each Lease heretofore or hereafter made or agreed to by Trustor, it being intended that this assignment establish, subject to Section 1.07(d), an absolute transfer and assignment of all Rents and all Leases to Trustee for the benefit of the Beneficiary and not merely to grant a security interest therein.  Subject to Section 1.07(d), Beneficiary may in Trustor’s name and stead (with or without first taking possession of any of the Trust Property personally or by receiver as provided herein) operate the Trust Property and rent, lease or let all or any portion of any of the Trust Property to any party or parties at such rental and upon such terms as Beneficiary shall, in its sole discretion, determine, and may collect and have the benefit of all of said Rents arising from or accruing at any time thereafter or that may thereafter become due under any Lease.

(d) So long as an Event of Default shall not have occurred and be continuing, Beneficiary will not exercise any of its rights under Section 1.07(c), and Trustor shall receive and collect the Rents accruing under any Lease; but after the happening and during the continuance of any Event of Default, Beneficiary may, at its option, receive and collect all Rents and enter upon the Premises and Improvements through its officers, agents, employees or attorneys for such purpose and for the operation and maintenance thereof.  Trustor hereby irrevocably authorizes and directs each tenant, if any, and each successor, if any, to the interest of any tenant under any Lease, respectively, to rely upon any notice of a claimed Event of Default sent by Beneficiary to any such tenant or any of such tenant’s successors in interest, and thereafter to pay Rents to Beneficiary without any obligation or right to inquire as to whether an Event of Default actually exists and even if some notice to the contrary is received from the Trustor, who shall have no right or claim against any such tenant or successor in interest for any such Rents so paid to Beneficiary.  Each tenant or any of such tenant’s successors in interest from whom Beneficiary or any officer, agent, attorney or employee of Beneficiary shall have collected any Rents, shall be authorized to pay Rents to Trustor only after such tenant or any of their successors in interest shall have received written notice from Beneficiary that the Event of Default is no longer continuing, unless and until a further notice of an Event of Default is given by Beneficiary to such tenant or any of its successors in interest.

(e) Beneficiary will not become a mortgagee in possession so long as it does not enter or take actual possession of the Trust Property.  In addition, Beneficiary shall not be responsible or liable for performing any of the obligations of the landlord under any Lease, for any waste by any tenant, or others, for any dangerous or defective conditions of any of the Trust Property, for negligence in the management, upkeep, repair or control of any of the Trust Property or any other act or omission by any other person.

(f) Trustor shall furnish to Beneficiary, within 30 days after a request by Beneficiary to do so, a written statement containing the names of all tenants, subtenants and concessionaires of the Premises or Improvements, the terms of any Lease, the space occupied and the rentals and/or other amounts payable thereunder.

SECTION 1.08.   Restrictions on Transfers and Encumbrances.  Trustor shall not directly or indirectly sell, convey, alienate, assign, lease, sublease, license, mortgage, pledge, encumber or otherwise transfer, create, consent to or suffer the creation of any lien, charge or other form of encumbrance upon any interest in or any part of the Trust Property, or be divested of its title to the Trust Property or any interest therein in any manner or way, whether voluntarily or involuntarily (other than resulting from a condemnation), or engage in any common, cooperative, joint, time-sharing or other congregate ownership of all or part thereof, except in each case in accordance with and to the extent permitted by the Credit Agreement; provided, that Trustor may, in the ordinary course of business and in accordance with reasonable commercial standards, enter into easement or covenant agreements that relate to and/or benefit the operation of the Trust Property and that do not materially and adversely affect the value, use or operation of the Trust Property.  If any of the foregoing transfers or encumbrances results in a prepayment event, any Net Cash Proceeds received by or on behalf of the Trustor in respect thereof shall constitute trust funds to be held by the Trustor for the benefit of the Secured Parties and applied in accordance with Section 2.05 of the Credit Agreement.

SECTION 1.09.   Security Agreement.  This Deed of Trust is both a deed of trust of real property and a grant of a security interest in personal property, and shall constitute and serve as a “Security Agreement” within the meaning of the uniform commercial code as adopted in the state wherein the Premises are located (“UCC”).  Trustor has hereby granted unto Beneficiary a security interest in and to all the Trust Property described in this Deed of Trust that is not real property, and simultaneously with the recording of this Deed of Trust, Trustor has filed or will file UCC financing statements, and will file continuation statements prior to the lapse thereof, at the appropriate offices in the state in which the Premises are located to perfect the security interest granted by this Deed of Trust in all the Trust Property that is not real property.  Trustor hereby appoints Beneficiary as its true and lawful attorney-in-fact and agent, for Trustor and in its name, place and stead, in any and all capacities, to execute any document and to file the same in the appropriate offices (to the extent it may lawfully do so), and to perform each and every act and thing reasonably requisite and necessary to be done to perfect the security interest contemplated by the preceding sentence.  Beneficiary shall have all rights with respect to the part of the Trust Property that is the subject of a security interest afforded by the UCC in addition to, but not in limitation of, the other rights afforded Beneficiary hereunder and under the Security Agreement.

SECTION 1.10.   Filing and Recording.  Trustor will cause this Deed of Trust, the UCC financing statements referred to in Section 1.09, any other security instrument creating a security interest in or evidencing the lien hereof upon the Trust Property and each UCC continuation statement and instrument of further assurance to be filed, registered or recorded and, if necessary, refiled, rerecorded and reregistered in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to perfect the lien hereof upon, and the security interest of Beneficiary in the Trust Property until this Deed of Trust is terminated and released in full in accordance with Section 3.04 hereof.  Trustor will pay all filing, registration and recording fees, all Federal, state, county and municipal recording, documentary or intangible taxes and other taxes, duties, imposts, assessments and charges, and all reasonable expenses incidental to or arising out of or in connection with the execution, delivery and recording of this Deed of Trust, UCC continuation statements, any deed of trust supplemental hereto, any security instrument with respect to the Personal Property, Permits, Plans and Warranties and Proceeds or any instrument of further assurance.

SECTION 1.11.   Further Assurances.  Upon demand by Beneficiary, Trustor will, at the cost of Trustor and without expense to Beneficiary, do, execute, acknowledge and deliver all such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers and assurances as Beneficiary shall from time to time reasonably require for the better assuring, conveying, assigning, transferring and confirming unto Beneficiary the property and rights hereby conveyed or assigned or intended now or hereafter so to be, or which Trustor may be or may hereafter become bound to convey or assign to Beneficiary, or for carrying out the intention or facilitating the performance of the terms of this Deed of Trust, or for filing, registering or recording this Deed of Trust, and on demand, Trustor will also execute and deliver and hereby appoints Beneficiary as its true and lawful attorney-in-fact and agent, for Trustor and in its name, place and stead, in any and all capacities, to execute and file to the extent it may lawfully do so, one or more financing statements, chattel mortgages or comparable security instruments reasonably requested by Beneficiary to evidence more effectively the lien hereof upon the Personal Property and to perform each and every act and thing requisite and necessary to be done to accomplish the same.

SECTION 1.12.   Additions to Trust Property.  All right, title and interest of Trustor in and to all extensions, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Trust Property hereafter acquired by or released to Trustor or constructed, assembled or placed by Trustor upon the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, deed of trust, conveyance, assignment or other act by Trustor, shall become subject to the lien and security interest of this Deed of Trust as fully and completely and with the same effect as though now owned by Trustor and specifically described in the grant of the Trust Property above, but at any and all times Trustor will execute and deliver to Beneficiary any and all such further assurances, mortgages, deeds, conveyances or assignments thereof as Beneficiary may reasonably require for the purpose of expressly and specifically subjecting the same to the lien and security interest of this Deed of Trust.

SECTION 1.13.   No Claims Against Trustee or Beneficiary.  Nothing contained in this Deed of Trust shall constitute any consent or request by Trustee or Beneficiary, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Trust Property or any part thereof, nor as giving Trustor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Trustee or Beneficiary in respect thereof.

SECTION 1.14.   Fixture Filing.  Certain portions of the Trust Property are or will become “fixtures” (as that term is defined in the UCC) on the Land, and this Deed of Trust, upon being filed for record in the real estate records of the county wherein such fixtures are situated, shall operate also as a financing statement filed as a fixture filing in accordance with the applicable provisions of said UCC upon such portions of the Trust Property that are or become fixtures.

ARTICLE II

Defaults and Remedies

SECTION 2.01.   Events of Default.  Any Event of Default under the Credit Agreement (as such term is defined therein) shall constitute an Event of Default under this Deed of Trust.

SECTION 2.02.   Demand for Payment.  If an Event of Default shall occur and be continuing, then, upon written demand of Beneficiary, Trustor will pay to Beneficiary all amounts due hereunder and under the Credit Agreement and any other Loan Document and such further amount as shall be sufficient to cover the costs and expenses of collection, including attorneys’ fees, disbursements and expenses incurred by Trustee or Beneficiary, and Trustee and Beneficiary shall be entitled and empowered to institute an action or proceedings at law or in equity for the collection of the sums so due and unpaid, to prosecute any such action or proceedings to judgment or final decree, to enforce any such judgment or final decree against Trustor and to collect, in any manner provided by law, all moneys adjudged or decreed to be payable.

SECTION 2.03.   Rights To Take Possession, Operate and Apply Revenues.  (a)  If an Event of Default shall occur and be continuing, Trustor shall, upon demand of Beneficiary, forthwith surrender to Beneficiary actual possession of the Trust Property, subject to the Leases, and, if and to the extent not prohibited by applicable law, Beneficiary itself, or by such officers or agents as it may appoint, may then enter and take whatever possessory interest Trustor has in all of the Trust Property without the appointment of a receiver or an application therefor, exclude Trustor and its agents and employees wholly therefrom, and have access to the books, papers and accounts of Trustor.

(b) If Trustor shall for any reason fail to surrender or deliver the Trust Property or any part thereof after such demand by Beneficiary, Beneficiary may to the extent not prohibited by applicable law, obtain a judgment or decree conferring upon Beneficiary the right to immediate possession or requiring Trustor to deliver immediate possession of the Trust Property to Beneficiary, to the entry of which judgment or decree Trustor hereby specifically consents.  Trustor will pay to Beneficiary, upon demand, all reasonable expenses of obtaining such judgment or decree, including reasonable compensation to Beneficiary’s attorneys and agents with interest thereon at the weighted average rate payable from time to time on the Loans made pursuant to the Credit Agreement (the “Interest Rate”); and all such expenses and compensation shall, until paid, be secured by this Deed of Trust.

(c) Upon every such entry or taking of possession, Beneficiary may, to the extent not prohibited by applicable law, hold, store, use, operate, manage and control the Trust Property, conduct the business thereof and, from time to time, (i) make all necessary and proper maintenance, repairs, renewals, replacements, additions, betterments and improvements thereto and thereon, (ii) purchase or otherwise acquire additional fixtures, personalty and other property, (iii) insure or keep the Trust Property insured, (iv) manage and operate the Trust Property and exercise all the rights and powers of Trustor to the same extent as Trustor could in its own name or otherwise with respect to the same, or (v) enter into any and all agreements with respect to the exercise by others of any of the powers herein granted Beneficiary, all as may from time to time be directed or determined by Beneficiary to be in its best interest and Trustor hereby appoints Beneficiary as its true and lawful attorney-in-fact and agent, for Trustor and in its name, place and stead, in any and all capacities, to perform any of the foregoing acts.  Beneficiary may collect and receive all the Rents, issues, profits and revenues from the Trust Property, including those past due as well as those accruing thereafter, and, after deducting (i) all expenses of taking, holding, managing and operating the Trust Property (including compensation for the services of all persons employed for such purposes), (ii) the costs of all such maintenance, repairs, renewals, replacements, additions, betterments, improvements, purchases and acquisitions, (iii) the costs of insurance, (iv) such taxes, assessments and other similar charges as Beneficiary may at its option pay, (v) other proper charges upon the Trust Property or any part thereof and (vi) the compensation, expenses and disbursements of the attorneys and agents of Beneficiary, Beneficiary shall apply the remainder of the moneys and proceeds so received first to the payment of the Beneficiary for the satisfaction of the Obligations, and second, if there is any surplus, to Trustor, subject to the entitlement of others thereto under applicable law.

(d) Whenever, before any sale of the Trust Property under Section 2.06, all Obligations that are then due shall have been paid and all Events of Default fully cured, Beneficiary will surrender possession of the Trust Property back to Trustor, its successors or assigns.  The same right of taking possession shall, however, arise again if any subsequent Event of Default shall occur and be continuing.

SECTION 2.04.   Right To Cure Trustor’s Failure to Perform.  Should Trustor fail in the payment, performance or observance of any term, covenant or condition required by this Deed of Trust or the Credit Agreement (with respect to the Trust Property), Beneficiary may pay, perform or observe the same, and all payments made or costs or expenses incurred by Beneficiary in connection therewith shall be secured hereby and shall be, without demand, immediately repaid by Trustor to Beneficiary with interest thereon at the Interest Rate.  Beneficiary shall be the judge using reasonable discretion of the necessity for any such actions and of the amounts to be paid.  Beneficiary is hereby empowered to enter and to authorize others to enter upon the Premises or the Improvements or any part thereof for the purpose of performing or observing any such defaulted term, covenant or condition without having any obligation to so perform or observe and without thereby becoming liable to Trustor, to any person in possession holding under Trustor or to any other person.

SECTION 2.05.   Right to a Receiver.  If an Event of Default shall occur and be continuing, Beneficiary, upon application to a court of competent jurisdiction, shall be entitled as a matter of right to the appointment of a receiver to take possession of and to operate the Trust Property and to collect and apply the Rents.  The receiver shall have all of the rights and powers permitted under the laws of the state wherein the Trust Property is located.  Trustor shall pay to Beneficiary upon demand all reasonable expenses, including receiver’s fees, reasonable attorney’s fees and disbursements, costs and agent’s compensation incurred pursuant to the provisions of this Section 2.05; and all such expenses shall be secured by this Deed of Trust and shall be, without demand, immediately repaid by Trustor to Beneficiary with interest thereon at the Interest Rate.

SECTION 2.06.   Foreclosure and Sale.  (a)  If an Event of Default shall occur and be continuing, Beneficiary may elect to sell or cause the Trustee to sell the Trust Property or any part of the Trust Property by exercise of the power of foreclosure or of sale granted to Beneficiary and/or Trustee by applicable law or this Deed of Trust.  In such case, Trustee or Beneficiary may commence a civil action to foreclose this Deed of Trust, or it may proceed and sell the Trust Property to satisfy any Obligation.  Trustee or Beneficiary or an officer appointed by a judgment of foreclosure to sell the Trust Property, may sell all or such parts of the Trust Property as may be chosen by Trustee or Beneficiary at the time and place of sale fixed by it in a notice of sale, either as a whole or in separate lots, parcels or items as Trustee or Beneficiary shall deem expedient, and in such order as it may determine, at public auction to the highest bidder.  Trustee or Beneficiary or an officer appointed by a judgment of foreclosure to sell the Trust Property may postpone any foreclosure or other sale of all or any portion of the Trust Property by public announcement at such time and place of sale, and from time to time thereafter may postpone such sale by public announcement or subsequently noticed sale.  Without further notice, Trustee or Beneficiary or an officer appointed to sell the Trust Property may make such sale at the time fixed by the last postponement, or may, in its discretion, give a new notice of sale.  Any person, including Trustor, Trustee or Beneficiary or any designee or affiliate thereof, may purchase at such sale.

(b) The Trust Property may be sold subject to unpaid taxes and Permitted Real Estate Liens, and, after deducting all costs, fees and expenses of Trustee or Beneficiary (including costs of evidence of title in connection with the sale), Trustee or Beneficiary or an officer that makes any sale shall apply the proceeds of sale in the manner set forth in Section 2.08.

(c) Any foreclosure or other sale of less than the whole of the Trust Property or any defective or irregular sale made hereunder shall not exhaust the power of foreclosure or of sale provided for herein; and subsequent sales may be made hereunder until the Obligations have been satisfied, or the entirety of the Trust Property has been sold.

(d) If an Event of Default shall occur and be continuing, Beneficiary may instead of, or in addition to, exercising the rights described in Section 2.06(a) above and either with or without entry or taking possession as herein permitted, proceed by a suit or suits in law or in equity or by any other appropriate proceeding or remedy (i) to specifically enforce payment of some or all of the Obligations, or the performance of any term, covenant, condition or agreement of this Deed of Trust or any other Loan Document or any other right, or (ii) to pursue any other remedy available to Beneficiary, all as Beneficiary shall determine most effectual for such purposes.

SECTION 2.07.   Other Remedies.  (a)  In case an Event of Default shall occur and be continuing, Beneficiary may also exercise, to the extent not prohibited by law, any or all of the remedies available to a secured party under the UCC.

(b) In connection with a sale of the Trust Property or any Personal Property and the application of the proceeds of sale as provided in Section 2.08, Beneficiary shall be entitled to enforce payment of and to receive up to the total amount of the Obligations, plus all other charges, payments and costs due under this Deed of Trust, and to recover a deficiency judgment for any portion of the aggregate total amount of the Obligations remaining unpaid, with interest.

SECTION 2.08.   Application of Sale Proceeds and Rents.  After any foreclosure sale of all or any of the Trust Property, Beneficiary shall, subject to the applicable provisions of the Credit Agreement or the Guarantee and Collateral Agreement receive and apply the proceeds of the sale together with any Rents that may have been collected and any other sums that then may be held by Trustee or Beneficiary under this Deed of Trust in accordance with, as applicable, the provisions of the Credit Agreement and the Guarantee and Collateral Agreement.

The Beneficiary shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Deed of Trust.  Upon any sale of the Trust Property by the Trustee or Beneficiary (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Trustee or Beneficiary or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Trust Property so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Trustee or Beneficiary or such officer or be answerable in any way for the misapplication thereof.

SECTION 2.09.   Trustor as Tenant Holding Over.  If Trustor remains in possession of any of the Trust Property after any foreclosure sale by Trustee or Beneficiary, at Beneficiary’s election Trustor shall be deemed a tenant holding over and shall forthwith surrender possession to the purchaser or purchasers at such sale or be summarily dispossessed or evicted according to provisions of law applicable to tenants holding over.

SECTION 2.10.   Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws.  Trustor waives, to the extent not prohibited by law, (i) the benefit of all laws now existing or that hereafter may be enacted (x) providing for any appraisement or valuation of any portion of the Trust Property and/or (y) in any way extending the time for the enforcement or the collection of amounts due under any of the Obligations or creating or extending a period of redemption from any sale made in collecting said debt or any other amounts due Beneficiary, (ii) any right to at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any homestead exemption, stay, statute of limitations, extension or redemption, or sale of the Trust Property as separate tracts, units or estates or as a single parcel in the event of foreclosure or notice of deficiency, and (iii) all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of or each of the Obligations and marshaling in the event of foreclosure of this Deed of Trust.

SECTION 2.11.   Discontinuance of Proceedings.  In case Trustee or Beneficiary shall proceed to enforce any right, power or remedy under this Deed of Trust by foreclosure, entry or otherwise, and such proceedings shall be discontinued or abandoned for any reason, or shall be determined adversely to Trustee or Beneficiary, then and in every such case Trustor, Trustee and Beneficiary shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Trustee and Beneficiary shall continue as if no such proceeding had been taken.

SECTION 2.12.   Suits To Protect the Trust Property.  Beneficiary shall have power (a) to institute and maintain suits and proceedings to prevent any impairment of the Trust Property by any acts that may be unlawful or in violation of this Deed of Trust, (b) to preserve or protect its interest in the Trust Property and in the Rents arising therefrom and (c) to restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of or compliance with such enactment, rule or order would impair the security or be prejudicial to the interest of Beneficiary hereunder.

SECTION 2.13.   Filing Proofs of Claim.  In case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting Trustor, Beneficiary shall, to the extent permitted by law, be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of Beneficiary allowed in such proceedings for the Obligations secured by this Deed of Trust at the date of the institution of such proceedings and for any interest accrued, late charges and additional interest or other amounts due or that may become due and payable hereunder after such date.

SECTION 2.14.   Possession by Beneficiary.  Notwithstanding the appointment of any receiver, liquidator or trustee of Trustor, any of its property or the Trust Property, Beneficiary shall be entitled, to the extent not prohibited by law, to remain in possession and control of all parts of the Trust Property now or hereafter granted under this Deed of Trust to Beneficiary in accordance with the terms hereof and applicable law.

SECTION 2.15.   Waiver.  (a)  No delay or failure by Beneficiary to exercise any right, power or remedy accruing upon any breach or Event of Default shall exhaust or impair any such right, power or remedy or be construed to be a waiver of any such breach or Event of Default or acquiescence therein; and every right, power and remedy given by this Deed of Trust to Trustee or Beneficiary may be exercised from time to time and as often as may be deemed expedient by Trustee or Beneficiary.  No consent or waiver by Beneficiary to or of any breach or Event of Default by Trustor in the performance of the Obligations shall be deemed or construed to be a consent or waiver to or of any other breach or Event of Default in the performance of the same or of any other Obligations by Trustor hereunder.  No failure on the part of Trustee or Beneficiary to complain of any act or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall constitute a waiver by Beneficiary of its rights hereunder or impair any rights, powers or remedies consequent on any future Event of Default by Trustor.

(b) Even if Beneficiary (i) grants some forbearance or an extension of time for the payment of any sums secured hereby, (ii) takes other or additional security for the payment of any sums secured hereby, (iii) waives or does not exercise some right granted herein or under the Loan Documents, (iv) releases a part of the Trust Property from this Deed of Trust, (v) agrees to change some of the terms, covenants, conditions or agreements of any of the Loan Documents, (vi) consents to the filing of a map, plat or replat affecting the Premises, (vii) consents to the granting of an easement or other right affecting the Premises or (viii) makes or consents to an agreement subordinating Beneficiary’s lien on the Trust Property hereunder; no such act or omission shall preclude Beneficiary from exercising any other right, power or privilege herein granted or intended to be granted in the event of any breach or Event of Default then made or of any subsequent default; nor, except as otherwise expressly provided in an instrument executed by Beneficiary, shall this Deed of Trust be altered thereby.  In the event of the sale or transfer by operation of law or otherwise of all or part of the Trust Property, Beneficiary is hereby authorized and empowered to deal with any vendee or transferee with reference to the Trust Property secured hereby, or with reference to any of the terms, covenants, conditions or agreements hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any liabilities, obligations or undertakings.

SECTION 2.16.   Waiver of Trial by Jury.  To the fullest extent permitted by applicable law, Trustor and Beneficiary each hereby irrevocably and unconditionally waive trial by jury in any action, claim, suit or proceeding relating to this Deed of Trust and for any counterclaim brought therein.  Trustor hereby waives all rights to interpose any counterclaim in any suit brought by Beneficiary hereunder and all rights to have any such suit consolidated with any separate suit, action or proceeding.

SECTION 2.17.   Remedies Cumulative.  No right, power or remedy conferred upon or reserved to Trustee or Beneficiary by this Deed of Trust is intended to be exclusive of any other right, power or remedy, and each and every such right, power and remedy shall be cumulative and concurrent and in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute.

ARTICLE III

Miscellaneous

SECTION 3.01.   Partial Invalidity.  In the event any one or more of the provisions contained in this Deed of Trust shall for any reason be held to be invalid, illegal or unenforceable in any respect, such validity, illegality or unenforceability shall, at the option of Beneficiary, not affect any other provision of this Deed of Trust, and this Deed of Trust shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

SECTION 3.02.   Notices.  All notices and communications hereunder shall be in writing and given to Trustor and Trustee in accordance with the terms of the Credit Agreement at the addresses set forth on the first page of this Deed of Trust and to the Beneficiary as provided in the Credit Agreement.

SECTION 3.03.   Successors and Assigns.  All of the grants, covenants, terms, provisions and conditions herein shall run with the Premises and the Improvements and shall apply to, bind and inure to, the benefit of the permitted successors and assigns of Trustor and the successors and assigns of Beneficiary.

SECTION 3.04.   Satisfaction and Cancellation.  (a)  The conveyance to Trustee or Beneficiary of the Trust Property created and consummated by this Deed of Trust shall be null and void when all the Obligations have been indefeasibly paid in full in accordance with the terms of the Loan Documents and the Lenders have no further commitment to make Loans under the Credit Agreement, no Letters of Credit are outstanding and the Issuing Bank has no further obligation to issue Letters of Credit under the Credit Agreement.

(b) Upon a sale or financing by Trustor of all or any portion of the Trust Property that is permitted by the Credit Agreement and the application of the Net Cash Proceeds of such sale or financing in accordance with the terms of the Credit Agreement, the lien of this Deed of Trust shall be released from the applicable portion of the Trust Property.  Trustor shall give the Beneficiary reasonable written notice of any sale or financing of the Trust Property prior to the closing of such sale or financing.

(c) In connection with any termination or release pursuant to paragraph (a), the Deed of Trust shall be (i) marked “satisfied” by the Beneficiary, and this Deed of Trust shall be canceled of record at the request and at the expense of the Trustor or (ii) assigned by Beneficiary to a person designated by Trustor without representation, warranty or recourse to Beneficiary or the Lenders in any event whatsoever.  Beneficiary shall execute any documents reasonably requested by Trustor to accomplish the foregoing or to accomplish any release contemplated by this Section 3.04 and Trustor will pay all costs and expenses, including reasonable attorneys’ fees, disbursements and other charges, incurred by Beneficiary in connection with the preparation and execution of such documents.

SECTION 3.05.   Definitions.  As used in this Deed of Trust, the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings:  (a) “including” shall mean “including but not limited to”; (b) “provisions” shall mean “provisions, terms, covenants and/or conditions”; (c) “lien” shall mean “lien, charge, encumbrance, security interest, mortgage or deed of trust”; (d) “obligation” shall mean “obligation, duty, covenant and/or condition”; (e) “Trustee” shall mean “Trustee for the benefit of Beneficiary in accordance with the Credit Agreement”; and (f) “any of the Trust Property” shall mean “the Trust Property or any part thereof or interest therein”.  Any act that Trustee or Beneficiary is permitted to perform hereunder may be performed at any time and from time to time by Trustee or Beneficiary or any person or entity designated by Trustee or Beneficiary.  Any act that is prohibited to Trustor hereunder is also prohibited to all lessees of any of the Trust Property.  Each appointment of Beneficiary as attorney-in-fact for Trustor under the Deed of Trust is irrevocable, with power of substitution and coupled with an interest.  Subject to the applicable provisions hereof, Beneficiary has the right to refuse to grant its consent, approval or acceptance or to indicate its satisfaction, in its sole discretion, whenever such consent, approval, acceptance or satisfaction is required hereunder.

SECTION 3.06.   Multisite Real Estate Transaction.  Trustor acknowledges that this Deed of Trust is one of a number of Other Mortgages that secure the Obligations.  Trustor agrees that the lien of this Deed of Trust shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of Trustee or Beneficiary, and without limiting the generality of the foregoing, the lien hereof shall not be impaired by any acceptance by the Beneficiary of any security for or guarantees of any of the Obligations hereby secured, or by any failure, neglect or omission on the part of Trustee or Beneficiary to realize upon or protect any Obligation or indebtedness hereby secured or any collateral security therefor including the Other Mortgages.  The lien hereof shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Obligations secured or of any of the collateral security therefor, including the Other Mortgages or of any guarantee thereof, and Beneficiary (or Trustee for the benefit of Beneficiary) may at its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the Other Mortgages without first exercising or enforcing any of its rights and remedies hereunder.  Such exercise of Beneficiary’s rights and remedies under any or all of the Other Mortgages shall not in any manner impair the indebtedness hereby secured or the lien of this Deed of Trust and any exercise of the rights or remedies of Beneficiary (or Trustee, for the benefit of Beneficiary) hereunder shall not impair the lien of any of the Other Mortgages or any of Beneficiary’s rights and remedies thereunder.  Trustor specifically consents and agrees that Beneficiary (or Trustee for the benefit of Beneficiary) may exercise its rights and remedies hereunder and under the Other Mortgages separately or concurrently and in any order that it may deem appropriate and waives any rights of subrogation.

SECTION 3.07.   No Oral Modification.  This Deed of Trust may not be changed or terminated orally.  Any agreement made by Trustor and Beneficiary after the date of this Deed of Trust relating to this Deed of Trust shall be superior to the rights of the holder of any intervening or subordinate Deed of Trust, lien or encumbrance.

ARTICLE IV

Governing Law; Particular Provisions

SECTION 4.01. Applicable Law; Certain Particular Provisions.  This Deed of Trust shall be governed by and construed in accordance with the internal law of the state where the Trust Property is located, except that Trustor expressly acknowledges that by their terms the Credit Agreement and other Loan Documents shall be governed by the internal law of the State of New York without regard to principles of conflict of law.  Trustor, Trustee and Beneficiary agree to submit to jurisdiction and the laying of venue for any suit on this Deed of Trust in the state where the Trust Property is located.

SECTION 4.02.   Trustee’s Powers and Liabilities.  (a)  Trustee, by acceptance hereof, covenants faithfully to perform and fulfill the trusts herein created, being liable, however, only for gross negligence, bad faith or wilful misconduct, and hereby waives any statutory fee and agrees to accept reasonable compensation, in lieu thereof, for any services rendered by it in accordance with the terms hereof.  All authorities, powers and discretions given in this Deed of Trust to Trustee and/or Beneficiary may be exercised by either, without the other, with the same effect as if exercised jointly.

(b) Trustee may resign at any time upon giving 30 days’ notice in writing to Trustor and to Beneficiary.

(c) Beneficiary may remove Trustee at any time or from time to time and select a successor trustee.  In the event of the death, removal, resignation, refusal to act, inability to act or absence of Trustee from the state in which the premises are located, or in its sole discretion for any reason whatsoever, Beneficiary may, upon notice to the Trustor and without specifying the reason therefor and without applying to any court, select and appoint a successor trustee, and all powers, rights, duties and authority of the former trustee, as aforesaid, shall thereupon become vested in such successor.  Such substitute trustee shall not be required to give bond for the faithful performance of his duties unless required by Beneficiary.  Such substitute trustee shall be appointed by written instrument duly recorded in the county where the Land is located.  Trustor hereby ratifies and confirms any and all acts that the herein named Trustee, or his successor or successors in this trust, shall do lawfully by virtue hereof.  Trustor hereby agrees, on behalf of itself and its heirs, executors, administrators and assigns, that the recitals contained in any deed or deeds executed in due form by any Trustee or substitute trustee, acting under the provisions of this instrument, shall be prima facie evidence of the facts recited, and that it shall not be necessary to prove in any court, otherwise than by such recitals, the existence of the facts essential to authorize the execution and delivery of such deed or deeds and the passing of title thereby.

(d) Trustee shall not be required to see that this Deed of Trust is recorded, nor liable for its validity or its priority as a first deed of trust, or otherwise, nor shall Trustee be answerable or responsible for performance or observance of the covenants and agreements imposed upon Trustor or Beneficiary by this Deed of Trust or any other agreement.  Trustee, as well as Beneficiary, shall have authority in their respective discretion to employ agents and attorneys in the execution of this trust and to protect the interest of the Beneficiary hereunder, and to the extent permitted by law they shall be compensated and all expenses relating to the employment of such agents and/or attorneys, including expenses of litigations, shall be paid out of the proceeds of the sale of the Trust Property conveyed hereby should a sale be had, but if no such sale be had, all sums so paid out shall be recoverable to the extent permitted by law by all remedies at law or in equity.

(e) At any time, or from time to time, without liability therefor and with 10 days’ prior written notice to Trustor, upon written request of Beneficiary and without affecting the effect of this Deed of Trust upon the remainder of the Trust Property, Trustee may (i) reconvey any part of the Trust Property, (ii) consent in writing to the making of any map or plat thereof, so long as Trustor has consented thereto, (iii) join in granting any easement thereon, so long as Trustor has consented thereto, or (iv) join in any extension agreement or any agreement subordinating the lien or charge hereof.

ARTICLE V

State-Specific Provisions

SECTION 5.01.   Principles of Construction.  In the event of any inconsistencies between the terms and conditions of this Article 5 and the terms and conditions of this Deed of Trust, the terms and conditions of this Article 5 shall control and be binding.

SECTION 5.02.   [Insert State-Specific Provisions].

[Signature Page Follows]

IN WITNESS WHEREOF, this Deed of Trust has been duly executed and delivered to Beneficiary by Trustor on the date of the acknowledgment attached hereto.

TRUSTOR:

[________________________________,
a ____________________]

By: _________________________________
Name: ______________________________
Title: _______________________________

Attest:

By:
Name:
Title:

[Corporate Seal]

STATE OF ________________                  )
)           ACKNOWLEDGMENT
COUNTY OF _______________                )

I, the undersigned Notary Public, do hereby certify that [____________________], as [______________________] of [________________], on behalf of the [_______________], personally appeared before me this day and acknowledged the due execution of the foregoing instrument.

Witness my hand and official seal this [________] day of [______________], [__________].

                                        (SEAL)
Notary Public
My Commission Expires:

Unit [____]
[City, State]

EXHIBIT A